                                            Filed pursuant to Rule No. 424(b)(3)
                                                      Registration No. 333-30842

[LOGO]

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                            STERLING SOFTWARE, INC.
                         FOR SHARES OF COMMON STOCK OF

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

                  BASED ON THE EXCHANGE RATIO DESCRIBED BELOW
            ALONG WITH CASH UNDER THE CIRCUMSTANCES DESCRIBED BELOW

    The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, March 20, 2000 unless extended. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of the offer, but not during any subsequent offering period.

    On February 14, 2000, we entered into an Agreement and Plan of Merger with Sterling Software. The board of directors of Sterling Software has unanimously approved and declared advisable the merger agreement, determined that the offer is fair to, and in the best interests of, Sterling Software stockholders and recommends that Sterling Software stockholders accept the offer and tender their shares pursuant to the offer.

    Through Silversmith Acquisition Corp., our wholly owned subsidiary, we are offering to exchange 0.5634 shares of Computer Associates common stock (including the associated preferred stock purchase rights) for each outstanding share of common stock of Sterling Software that is validly tendered and not properly withdrawn (the exchange ratio). We will reset the exchange ratio if, at the time that the waiting periods are cleared under antitrust laws applicable to the offer and the effectiveness of the registration statement of which this prospectus is a part has been declared by the SEC, the average of the daily average of the high and low sales price per share of Computer Associates common stock on the New York Stock Exchange ("NYSE") Composite Transaction Tape over the ten trading days immediately preceding the first day on which we have obtained all those regulatory clearances (which we call the "average Computer Associates trading price") is greater than $77.12 or less than $63.10.

    If at the end of that ten trading day period the average Computer Associates trading price is greater than $77.12, then the number of shares of Computer Associates common stock that we are offering to exchange for each share of Sterling Software common stock will be reset to be $43.45 divided by the average Computer Associates trading price. If at the end of the ten trading day period the average Computer Associates trading price is less than $63.10, then the number of shares of Computer Associates common stock that we are offering to exchange for each share of Sterling Software common stock will be reset to be $35.55 divided by the average Computer Associates trading price. If the average Computer Associates trading price is less than $63.10, we have the option when we reset the exchange ratio to reduce it by paying some cash in substitute for Computer Associates shares. The maximum amount of cash for each Sterling Software share that we may substitute for Computer Associates shares in that case is the amount by which the average Computer Associates trading price multiplied by the exchange ratio of 0.5634 falls short of $35.55. If we choose to elect the cash option, the exchange ratio will be reset to be the portion of $35.55 that we are not paying in cash, divided by the average Computer Associates trading price. Following the consummation of the offer, we intend to cause Silversmith Acquisition Corp. to merge with Sterling Software subject to the satisfaction or waiver of conditions to the merger. In the merger, each share of Sterling Software common stock will be converted into the right to receive the same number of Computer Associates shares (and same amount of cash, if any) per Sterling Software share as is paid in the offer, subject to any applicable appraisal rights.

    Our obligation to exchange Computer Associates common stock for Sterling Software common stock is subject to the conditions listed under "The Offer--Conditions of the Offer." Computer Associates common stock trades on the NYSE under the symbol "CA". Sterling Software common stock trades on the NYSE under the symbol "SSW."

    SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Any solicitation of proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.
                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 14, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION........      3
WHERE YOU CAN FIND MORE INFORMATION.........................      7
SUMMARY.....................................................      9
  The Companies.............................................      9
  The Proposed Combination..................................     10
  Reasons for the Proposed Combination......................     10
  Support of Sterling Software's Board of Directors and
    Management..............................................     11
  The Offer.................................................     11
  Risk Factors..............................................     16
  Market Prices of Computer Associates and Sterling Software
    Common Stock............................................     16
  Material Federal Income Tax Consequences..................     17
  Selected Historical Consolidated Financial Data of
    Computer Associates and Selected Unaudited Pro Forma
    Combined Financial Data of Computer Associates and
    Sterling Software.......................................     18
  Selected Historical Consolidated Financial Data of
    Sterling Software.......................................     19
  Comparative Per Share Information.........................     21
  Ratio of Earnings to Fixed Charges........................     22
RISK FACTORS................................................     23
THE COMPANIES...............................................     26
  Computer Associates International, Inc....................     26
  Silversmith Acquisition Corp..............................     26
  Sterling Software, Inc....................................     27
BACKGROUND OF THE OFFER.....................................     28
THE OFFER...................................................     30
  Basic Terms...............................................     30
  Timing of the Offer.......................................     33
  Extension, Termination and Amendment......................     33
  Exchange of Sterling Software Shares; Delivery of Computer
    Associates Common Stock.................................     34
  Cash Instead of Fractional Shares of Computer Associates
    Common Stock............................................     34
  Withdrawal Rights.........................................     35
  Procedure for Tendering...................................     35
  Purpose of the Offer; The Merger; Appraisal Rights........     38
  Conditions of the Offer...................................     40
  Regulatory Approvals......................................     43
  Certain Effects of Offer..................................     43
  Source and Amount of Funds................................     44
  Relationships with Sterling Software......................     44
  Accounting Treatment......................................     44
  Fees and Expenses.........................................     45
  Stock Exchange Listings...................................     45
THE MERGER AGREEMENT AND THE TENDER AGREEMENT...............     46
  The Merger Agreement......................................     46
    The Offer...............................................     46
    The Merger..............................................     46
    Effective Time of the Merger............................     47
    Additional Effects of the Merger........................     47
    Exchange Agent; Procedures for Exchange of
     Certificates...........................................     47
    Sterling Software Board of Directors....................     48
    Other Provisions........................................     48
  The Tender Agreement......................................     57
    Parties.................................................     57

                                                                PAGE
                                                              --------
    Agreement to Tender.....................................     57
    Proxy...................................................     58
    No Solicitation.........................................     58
    Termination.............................................     58
CHANGE OF CONTROL SEVERANCE AGREEMENTS......................     59
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................     60
MARKET PRICES AND DIVIDENDS.................................     67
FINANCIAL PROJECTIONS.......................................     68
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     70
DESCRIPTION OF COMPUTER ASSOCIATES CAPITAL STOCK............     76
  Authorized Capital Stock..................................     76
  Computer Associates Common Stock..........................     76
  Transfer and Dividend Paying Agent and Registrar..........     76
COMPARISON OF RIGHTS OF HOLDERS OF COMPUTER ASSOCIATES
  SHARES AND STERLING SOFTWARE SHARES.......................     77
  Comparison of Charter and By-law Provisions...............     77
  Summary of Certain Statutory Provisions...................     83
FORWARD-LOOKING STATEMENTS..................................     85
LEGAL MATTERS...............................................     85
EXPERTS.....................................................     86
ANNEX A  DIRECTORS AND EXECUTIVE OFFICERS OF COMPUTER
         ASSOCIATES.........................................    A-1
           DIRECTORS AND OFFICERS OF SILVERSMITH ACQUISITION
           CORP.............................................    A-3

    THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT COMPUTER ASSOCIATES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THAT INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. YOU MUST ADDRESS YOUR REQUEST TO INVESTOR RELATIONS, COMPUTER ASSOCIATES INTERNATIONAL, INC., ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11749-7000. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN MARCH 13, 2000.

    THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT STERLING SOFTWARE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THAT INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. YOU MUST ADDRESS YOUR REQUEST TO INVESTOR RELATIONS, STERLING SOFTWARE, INC., 300 CRESCENT COURT, SUITE 1200, DALLAS, TEXAS 75201. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN MARCH 13, 2000.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q: WHAT ARE COMPUTER ASSOCIATES AND STERLING SOFTWARE PROPOSING?

A: We have entered into a merger agreement with Sterling Software pursuant to which we are offering, through Silversmith Acquisition Corp., a wholly owned subsidiary of Computer Associates, to exchange shares of Computer Associates common stock and the associated preferred stock purchase rights and possibly some cash at our election under the circumstances described in the next answered question for each outstanding share of Sterling Software common stock and associated preferred stock purchase rights. After the offer is completed, Silversmith Acquisition Corp. will merge with Sterling Software. As a result of the offer and the merger, Sterling Software will become a wholly owned subsidiary of Computer Associates.

Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY STERLING SOFTWARE SHARES?

A: We are offering to exchange 0.5634 shares of Computer Associates common stock for each outstanding share of common stock of Sterling Software that is validly tendered and not properly withdrawn. This exchange ratio will be reset if, at the time that the waiting periods are cleared under antitrust laws applicable to the offer and the SEC has declared effective the registration statement of which this prospectus is a part, the average Computer Associates trading price is less than $63.10 or greater than $77.12. We may elect to pay you some cash in exchange for your Sterling Software shares if the average Computer Associates trading price is below $63.10 at the time the exchange ratio is reset. The formula for resetting the exchange ratio and setting the range of the cash amount that we may choose to pay to you is summarized on the front cover of this prospectus and is explained in more detail under "The Offer--Basic Terms" beginning on page 30.

    For more information on how the exchange ratio works and certain inherent risks, it is important for you to read the detailed information contained in the "Summary" beginning on page 9, "Risk Factors" beginning on page 23 and "The Offer" beginning on page 30.

Q: HOW CAN I FIND OUT THE FINAL EXCHANGE RATIO?

A: Before the offer expires, we will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. The press release will state how much cash, if any, we have elected to pay in partial consideration for your Sterling Software shares under the cash option, if we exercise it. Sterling Software stockholders can call our information agent, MacKenzie Partners, Inc., at any time toll free at
    (800) 322-2885 for the average Computer Associates trading price for the preceding ten trading days and the exchange ratio that would be in effect based on that price (assuming we do not choose the cash option) and for the exchange ratio, as it may be reset, and any cash payable pursuant to the offer. For more information on the exchange ratio and for a table setting forth a range of average Computer Associates trading prices, the resulting exchange ratio and illustrations of the value you would receive for your Sterling Software shares, please see "The Offer" beginning on page 30.

Q: HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE MERGER?

A: We hope to complete the offer by March 31, 2000, which is the end of our fiscal year, or soon thereafter. We expect to complete the merger shortly after we complete the offer.

Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A: If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q: DOES STERLING SOFTWARE SUPPORT THE OFFER AND THE MERGER?

A: Yes. Sterling Software's board of directors has unanimously determined that the offer is fair to, and in the best interests of, Sterling Software stockholders, and recommends that Sterling Software stockholders accept the offer and tender their shares pursuant to the offer. Sterling Software's board of directors has unanimously approved and declared advisable the merger agreement and the merger. Information about the recommendation of Sterling Software's board of directors is more fully set forth in Sterling Software's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Sterling Software stockholders together with this prospectus.

Q: HAS STERLING SOFTWARE RECEIVED A FAIRNESS OPINION IN CONNECTION WITH THE
    OFFER AND THE MERGER?

A: Yes. Sterling Software has received an opinion from Goldman, Sachs & Co.
    dated February 14, 2000 substantially to the effect that, as of such date, the consideration to be received by Sterling Software stockholders pursuant to the merger agreement is fair from a financial point of view to the stockholders of Sterling Software. The opinion is attached as an exhibit to Sterling Software's Schedule 14D-9, which is being mailed to the stockholders of Sterling Software with this prospectus.

Q: HAVE ANY STERLING SOFTWARE STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

A: Yes. Stockholders of Sterling Software, who we understand consist of all of its directors and senior executive officers and who collectively own outstanding shares representing approximately 2.4% of the fully-diluted common stock of Sterling Software as of February 9, 2000, have agreed to tender their shares in the offer.

Q: WHAT PERCENTAGE OF COMPUTER ASSOCIATES COMMON STOCK WILL STERLING SOFTWARE
    STOCKHOLDERS OWN AFTER THE OFFER AND THE MERGER?

A: If we obtain all of the shares of Sterling Software pursuant to the offer and the merger, former stockholders of Sterling Software would own approximately 8% of the shares of common stock of Computer Associates, based upon the number of shares of Computer Associates common stock outstanding on February 7, 2000 and of Sterling Software common stock outstanding on February 9, 2000, assuming that the exchange ratio is not reset.

Q: WHAT ARE THE CONDITIONS TO THE OFFER?

A: The offer is subject to several conditions, including:

    - a majority of the outstanding Sterling Software shares, on a fully-diluted basis, having been tendered and not withdrawn

    - waiting periods under applicable antitrust laws having expired or been terminated

    - the registration statement of which this prospectus is a part having been declared effective by the SEC and

    - Sterling Software having not breached any covenant, representation or warranty in a material manner.

    These conditions and other conditions to the offer are discussed in this prospectus under "The Offer--Conditions of the Offer" beginning on page 40.

Q: HOW DO I PARTICIPATE IN THE OFFER?

A: To tender your shares, you should do the following:

    - If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to ChaseMellon Shareholder Services L.L.C., the depositary for the offer at one of its addresses on the back cover of this prospectus.

    - If you hold your shares in "street name" through a broker, ask your broker to tender your shares.

    - For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 30.

Q: WILL I BE TAXED ON THE COMPUTER ASSOCIATES SHARES I RECEIVE?

A: If the offer and the merger are consummated pursuant to the current terms of the merger agreement, and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business and if Sterling Software stockholders receive from Computer Associates only Computer Associates shares in exchange for Sterling Software shares, without regard to any cash received in lieu of a fraction of a Computer Associates share, then the offer and the merger should be tax free to you, except to the extent that you receive any cash in lieu of a fraction of a Computer Associates share. However, the determination of whether the exchange of Sterling Software shares for Computer Associates shares pursuant to the offer or the merger, or both, will be tax free depends upon facts and circumstances that will not be known prior to the consummation of the offer and the merger, including:

    - whether the merger will be consummated

    - whether the offer and the merger will be treated as a single integrated transaction or as two separate transactions for federal income tax purposes

    - whether after the consummation of the offer and merger, Sterling Software will either continue its software business or continue to use a significant portion of its software assets in its business

    - what percentage of the total number of outstanding Sterling Software shares will be held by Computer Associates immediately after the consummation of the offer and

    - what percentage of the aggregate amount of consideration received from Computer Associates in exchange for Sterling Software shares will consist of Computer Associates shares.

    The tax consequences that will apply to you in connection with the offer and the merger will also depend on your particular circumstances. For a more detailed discussion of the tax consequences of the offer and the merger, see "Material Federal Income Tax Consequences" beginning on page 60. You are urged to consult your tax advisors for a full understanding of these tax consequences.

Q: DO THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING
    INCOMPLETE AND THE REGISTRATION STATEMENT FILED WITH THE SEC NOT YET BEING EFFECTIVE MEAN THAT THE OFFER HAS NOT COMMENCED?

A: No. The offer has commenced and completion of this prospectus and effectiveness of the registration statement are not necessary for you to tender Sterling Software shares. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of the rule changes with the goal of combining Computer Associates and Sterling Software faster than similar combinations could previously be accomplished. We cannot, however, accept any shares tendered in the offer until the registration statement is declared effective by the SEC.

Q: IS COMPUTER ASSOCIATES' FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER
    MY SHARES IN THE OFFER?

A: Yes. Shares of Sterling Software accepted in the offer will be exchanged for shares of Computer Associates and so you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering Computer Associates' financial condition, you should review the documents incorporated by reference in this prospectus, because they contain detailed business, financial and other information about us.

Q: ARE COMPUTER ASSOCIATES' CASH RESOURCES RELEVANT TO MY DECISION TO TENDER MY
    SHARES IN THE OFFER?

A: If our right to exercise the cash election is triggered and we choose to exercise the election, we do not expect the amount of cash payable to exceed an amount that we would have in our general corporate funds.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT COMPUTER ASSOCIATES AND STERLING
    SOFTWARE?

A: You can find more information about Computer Associates and Sterling Software as described under "Where You Can Find More Information" on page 7.

Q: WHAT SHOULD I DO IF I HAVE QUESTIONS?

A: If you have any questions about the offer or the proposed combination of Computer Associates and Sterling Software, please call our information agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

                      WHERE YOU CAN FIND MORE INFORMATION

    Computer Associates and Sterling Software file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Computer Associates filed a registration statement on Form S-4 to register with the SEC the shares of Computer Associates common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    We also filed with the SEC a statement on Schedule TO pursuant to rule 14d-3 under the Securities Exchange Act of 1934 furnishing certain information about the offer. You may read and copy the Schedule TO and any amendments to it at the SEC's public reference rooms referred to above.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Computer Associates or Sterling Software have previously filed with the SEC. These documents contain important information about Computer Associates and Sterling Software and their financial condition.

    DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, COMPUTER ASSOCIATES INTERNATIONAL, INC., ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11749-7000. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN MARCH 13, 2000.

    The following documents filed by Computer Associates with the SEC are hereby incorporated by reference:

    - Annual Report on Form 10-K for the fiscal year ended March 31, 1999, which contains consolidated financial statements beginning on page 21 of the report

    - Proxy Statement for the Annual Meeting of Stockholders held on August 25, 1999

    - Quarterly Reports on Form 10-Q for the periods ended June 30, 1999, September 30, 1999 and December 31, 1999, which each contain consolidated financial statements beginning on page 1 of the report

    - Current Reports on Form 8-K or 8-K/A filed June 14, 1999, June 18, 1999, July 2, 1999 and November 22, 1999

    - Forms 8-A filed February 17, 1982 and August 25, 1986, which in turn incorporate by reference the description of Computer Associates common stock, par value $.10 per share, in Computer Associates' registration statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act and

    - Current Report on Form 8-K filed June 18, 1991 and the portion of the Annual Report on Form 10-K for the fiscal year ended March 31, 1995 amending that Form 8-K, which includes a description of our preferred stock purchase rights associated with our common stock.

    The following documents filed by Sterling Software with the SEC are hereby incorporated by reference:

    - Annual Report on Form 10-K for the fiscal year ended September 30, 1999, as amended by the Form 10-K/A dated January 28, 2000

    - Proxy Statement for the Annual Meeting of Stockholders held on March 31, 1999

    - Quarterly Report on Form 10-Q for the period ended December 31, 1999

    - Current Report on Form 8-K dated February 18, 2000 and

    - Form 8-A/A filed on May 27, 1998, which supersedes in its entirety the Form 8-A filed on March 7, 1990, with respect to the shares of common stock, par value $.10 per share, of Sterling Software, and Forms 8-A and 8-A/A filed December 18, 1996, April 3, 1998 and February 17, 2000 with respect to the preferred stock purchase rights of Sterling Software.

    All documents filed by Computer Associates or Sterling Software pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to the offer (or the date that the offer is terminated) and, if later, until the earlier of the day a meeting of the Sterling Software stockholders to approve the merger is held and the day on which the merger is consummated shall also be deemed to be incorporated in this prospectus by reference.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS, AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE OFFER AND THE PROPOSED MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THOSE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 7.

                                 THE COMPANIES

COMPUTER ASSOCIATES INTERNATIONAL, INC.
One Computer Associates Plaza
Islandia, New York 11749-7000
(631) 342-5224

    Computer Associates is a leading provider of enterprise management, information management and business applications software products for use on a variety of hardware platforms. Because of its independence from hardware manufacturers, Computer Associates has been able to offer products for use on most of the existing major operating systems and application development environments. Computer Associates licenses and supports more than 600 integrated products for both the mainframe and client/server environments. Computer Associates is currently the third largest independent vendor in the software industry and services a blue-chip client list of approximately 90% of the Fortune 500. No single customer represents more than 5% of Computer Associates' annual revenues. Approximately 40% of Computer Associates' revenues were generated outside of North America in fiscal year 1999.

    In May 1999, Computer Associates acquired Platinum TECHNOLOGY International, INC. Platinum was engaged in providing software products in the areas of database management, e-commerce, application infrastructure management, decision support, data warehousing and knowledge management.

    During fiscal year 1999, Computer Associates formed a professional services organization now known as CA Services to expand its service offerings on behalf of clients and partners around the world. CA Services offers a broad spectrum of services ranging from consulting to implementation to comprehensive outsourcing and custom developing leading-edge information technology (IT) solutions. CA Services offers services both in support of and independent of Computer Associates products.

    Computer Associates' believes its software applications are among the most sophisticated software products on the market. Enterprise management, information management and business applications software are critical to keeping large computer systems and databases running. As a result, companies do not routinely switch to another vendor's products. This helps create a stable base of revenue from software upgrades, expansion of license rights and maintenance. On average, Computer Associates' customers have been licensing software from the company for approximately eight years, and the average mainframe and midrange client of the company licenses 16 separate software products.

    As of December 31, 1999, Computer Associates had approximately 18,000 employees in 195 offices worldwide.

    For the fiscal year ended March 31, 1999, Computer Associates reported revenues of $5.3 billion and net income of $626 million (11.9% of revenues).

SILVERSMITH ACQUISITION CORP.
c/o Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749-7000
(631) 342-5224

    Silversmith Acquisition Corp. is a wholly owned subsidiary of Computer Associates. Silversmith Acquisition Corp. was organized on February 11, 2000 for the purposes of acquiring the Sterling Software shares tendered in the offer and merging with Sterling Software in the merger. It has not carried on any activities other than in connection with the merger agreement.

STERLING SOFTWARE, INC.
300 Crescent Court, Suite 1200
Dallas, Texas 75201
(214) 981-1000

    Sterling Software is a worldwide developer and provider of systems management, business intelligence and application development software products and services, as well as a supplier of specialized IT services for sectors of the federal government. Founded in 1981, Sterling Software's customers include approximately 90% of the Fortune 100 and encompass a worldwide installed base of more than 20,000 customer sites. Sterling Software operates through four principal business segments: systems management, application development, business intelligence and federal systems. Worldwide revenue from Sterling Software's systems management, application development, business intelligence and federal systems business segments represented 36%, 34%, 10% and 20%, respectively, of Sterling Software's total fiscal year 1999 revenues. Approximately 37% of Sterling Software's revenues were generated outside of the United States in fiscal year 1999.

    As of December 31, 1999, Sterling Software employed approximately 3,800 employees in 90 offices worldwide. Sterling Software has direct sales offices in 21 countries and distributors and agents in approximately 40 additional countries.

    Sterling Software reported $807 million in revenues for the fiscal year ended September 30, 1999.

                            THE PROPOSED COMBINATION

    Computer Associates and Sterling Software have entered into a merger agreement pursuant to which we are making this offer through Silversmith Acquisition Corp., our wholly owned subsidiary. After the offer is completed, Silversmith Acquisition Corp. will be merged with Sterling Software, subject to satisfaction or waiver of the conditions to the merger. As a result of the offer and the merger, Sterling Software will become a wholly owned subsidiary of Computer Associates. The merger agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference in this prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger. See "The Offer" beginning on page 30 and "The Merger Agreement and the Tender Agreement" beginning on page 46.

                      REASONS FOR THE PROPOSED COMBINATION

    We believe that the proposed combination of Computer Associates and Sterling Software will produce the following benefits:

    - ACCESS TO NEW PRODUCT AREAS. Sterling Software's disk storage management and object oriented application development tools provide Computer Associates with technology to complement its existing enterprise management solutions.

    - INCREASED DIVERSIFICATION INTO NEW MARKETS. The combination of Computer Associates and Sterling Software provides the combined entity with the opportunity for diversification into new markets and access to new customers.

    - INCREASED MARKET PRESENCE AND OPPORTUNITIES. The combination of Computer Associates and Sterling Software provides the combined entity with increased market presence and opportunities for growth that will allow it to be better able to respond to the needs of customers, the increased competitiveness of the marketplace and opportunities that changes in the market might bring.

    - PRODUCT MIX. The complementary nature of Computer Associates' and Sterling Software's products will benefit clients of both companies.

    - OPERATING EFFICIENCIES. The combination of Computer Associates and Sterling Software provides the opportunity for potential economies of scale and cost savings.

    The reasons for the Sterling Software board's recommendation are set forth in Sterling Software's Solicitation/Recommendation Statement on Schedule 14D-9.

        SUPPORT OF STERLING SOFTWARE'S BOARD OF DIRECTORS AND MANAGEMENT

    Sterling Software's board of directors has unanimously determined that the offer is fair to, and in the best interests of, Sterling Software stockholders, and recommends that Sterling Software stockholders accept the offer and tender their shares pursuant to the offer. Sterling Software's board of directors has unanimously approved and declared advisable the merger agreement and the merger. Information about the recommendation of Sterling Software's board of directors is more fully set forth in Sterling Software's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Sterling Software stockholders together with this prospectus.

    The merger requires the affirmative vote of at least a majority of the shares of Sterling Software common stock outstanding on the record date for the meeting to approve the merger, unless we have acquired 90% or more of such outstanding shares in which case the merger can be accomplished without a vote. If the minimum tender condition is satisfied and we purchase the tendered Sterling Software shares, approval of the merger by Sterling Software stockholders will be assured, subject to the other conditions to the merger. As of February 9, 2000, directors and executive officers of Sterling Software owned and were entitled to vote 2,490,550 outstanding shares of Sterling Software common stock, which represented approximately 2.4% of the fully-diluted common stock of Sterling Software, according to Sterling Software. These directors and senior executive officers have agreed to tender their shares in the offer. See "The Merger Agreement and the Tender Agreement--The Tender Agreement."

                                   THE OFFER

SUMMARY OF THE OFFER

    EXCHANGE OF SHARES; EXCHANGE RATIO. We are offering to exchange 0.5634 shares of Computer Associates common stock for each outstanding share of Sterling Software common stock that is validly tendered and not properly withdrawn. We sometimes refer to this number of Computer Associates shares (as it may be adjusted) as the "exchange ratio."

    ADJUSTMENTS TO EXCHANGE RATIO. We will reset the exchange ratio if, at the time that the offer has cleared waiting periods under applicable antitrust laws and the SEC has declared effective the registration statement of which this prospectus is a part, the average of the daily average of the high and low sales price per share of Computer Associates common stock on the NYSE Composite Transaction Tape over the ten trading days immediately preceding the first day on which we have obtained all those regulatory clearances, which we call the "average Computer Associates trading price," is greater than $77.12 or less than $63.10.

    If at the end of that ten trading day period the average Computer Associates trading price is greater than $77.12, then the number of shares of Computer Associates common stock that we are offering to exchange for each share of Sterling Software common stock will be reset to be $43.45 divided by the average Computer Associates trading price. This reset is designed to provide you with a number of Computer Associates shares having a value of $43.45 on the reset date, based on the average Computer Associates trading price, for each of your Sterling Software shares.

    If at the end of that ten trading day period the average Computer Associates trading price is less than $63.10, then the number of shares of Computer Associates common stock that we are offering to exchange for each share of Sterling Software common stock will be reset to be $35.55 divided by the average Computer Associates trading price. This reset is designed to provide you with a number of Computer Associates shares having a value of $35.55 on the reset date, based on the average Computer Associates trading price, for each of your Sterling Software shares.

    The market value of the Computer Associates shares you receive in exchange for each share of Sterling Software, based on actual trading prices at the time that we reset the exchange ratio, might actually be below $35.55 or above $43.45.

    For more information on the exchange ratio and for a table setting forth a range of average Computer Associates trading prices, the resulting exchange ratio and illustrations of the value of your Sterling Software shares, please see "The Offer" beginning on page 30.

    CASH OPTION. If the average Computer Associates trading price is less than $63.10, we have the option when we reset the exchange ratio to reduce it by paying some cash in substitute for Computer Associates shares. We sometimes refer to this option as the "cash option." The maximum amount of cash for each Sterling Software share that we may substitute for Computer Associates shares in that case is the amount by which the average Computer Associates trading price multiplied by the exchange ratio of 0.5634 falls short of $35.55. If we choose to elect the cash option, the exchange ratio will be reset to be the portion of $35.55 that we are not paying in cash, divided by the average Computer Associates trading price.

    FLUCTUATIONS IN MARKET PRICE. The average Computer Associates trading price used to reset the exchange ratio is based on an average calculated over a ten trading day period prior to the reset date and therefore might be different from the market value based on actual trading prices of a share of Computer Associates common stock on the reset date. In addition, from the time the exchange ratio is reset, or from the date of the merger agreement if no reset occurs, until the time you receive your Computer Associates shares through the offer or the merger, the market value based on the trading price at such time of the consideration you will receive will rise and fall along with the trading price of Computer Associates common shares. See "Risk Factors" beginning on page 23.

    MORE INFORMATION ABOUT EXCHANGE RATIO. Before the offer expires, we will issue a press release announcing the final exchange ratio and file that press release with the SEC. The press release will state how much cash, if any, we have elected to pay in partial consideration for your Sterling Software shares under the cash option, if we exercise it. Sterling Software stockholders can call our information agent, MacKenzie Partners, Inc., at any time toll free at
(800) 322-2885 to request information about the exchange ratio and any reset of the exchange ratio, including, once determined, the average Computer Associates trading price and any cash payable pursuant to the offer.

    MERGER. We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Sterling Software. We intend, as soon as possible after consummation of the offer, to seek to have Sterling Software and Silversmith Acquisition Corp. consummate the merger. At the effective time of the merger, each share of Sterling Software common stock, except for shares held by Sterling Software, us or any of our or Sterling Software's subsidiaries, will be converted into the right to receive the same number of Computer Associates shares (and same amount of cash, if any) per

Sterling Software share as is paid in the offer, subject to appraisal rights that may be available under Delaware law.

    CONDITIONS OF THE OFFER. Our obligation to consummate the offer is subject to various conditions described below under "The Offer--Conditions of the Offer," including, among others:

    - a majority of the outstanding Sterling Software shares, on a fully-diluted basis, having been tendered and not withdrawn

    - waiting periods under applicable antitrust laws having expired or been terminated

    - the registration statement of which this prospectus is a part having been declared effective by the SEC and

    - Sterling Software having not breached any covenant, representation or warranty in a material manner.

    TIMING OF THE OFFER. The offer is currently scheduled to expire at midnight, New York City time, on Monday, March 20, 2000.

    EXTENSION OF OFFER PERIOD.  We have agreed in the merger agreement that:

    - we will extend the period of time the offer remains open beyond the scheduled expiration date for successive periods of up to 15 business days in order to allow specified conditions to the offer to be met, subject to some limitations under the merger agreement

    - we will only be required to extend the period of time the offer remains open for a total of 20 business days following the scheduled expiration date if the only condition to the offer not satisfied at that time is the minimum tender condition

    - we have the right, subject to limits in the merger agreement, to extend at any time or from time to time in our sole discretion the period of time during which the offer remains open by giving oral or written notice to the depositary and

    - we are not required by the merger agreement to extend the offer if there is not any reasonable possibility of all the conditions to the offer being satisfied by September 30, 2000.

    If the offer is extended for any reason, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the offer, all Sterling Software shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Sterling Software shares. You should read the discussions under the caption "The Offer--Withdrawal Rights" beginning on page 35 and "The Merger Agreement and the Tender Agreement--The Merger Agreement--The Offer" beginning on page 46 for more details.

    DELAY; TERMINATION; WAIVER; AMENDMENT. Subject to the SEC's rules and regulations and the terms of the merger agreement, we also reserve the right, in our sole discretion, at any time or from time to time

    - to delay acceptance for exchange of or, regardless of whether we previously accepted Sterling Software shares for exchange, exchange any Sterling Software shares pursuant to the offer upon the failure of any of the conditions of the offer to be satisfied

    - to terminate the offer and not accept or exchange any Sterling Software Shares not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied and

    - to waive any condition (other than the minimum tender condition) or otherwise amend the offer in any respect by giving oral or written notice of the delay, termination or amendment to the depositary and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Exchange Act rules 14d-4(d) and 14d-6(c), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    WITHDRAWAL RIGHTS. Your tender of Sterling Software shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Sterling Software shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after April 22, 2000.

    SUBSEQUENT OFFERING PERIOD. We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Sterling Software shares in the offer if the requirements under Exchange Act rule 14d-11 have been met. You will not have the right to withdraw Sterling Software shares that you tender in the subsequent offering period, if any.

    EXCHANGE OF SHARES; DELIVERY OF COMPUTER ASSOCIATES COMMON STOCK. Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any such extension or amendment, we will accept and will exchange Sterling Software shares validly tendered and not withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

    APPRAISAL RIGHTS. The offer does not entitle you to appraisal rights with respect to your Sterling Software shares. Sterling Software stockholders who have not validly tendered their shares in the offer and do not vote in favor of the merger will have the right under the Delaware General Corporation Law to dissent and demand appraisal of their Sterling Software shares in accordance with Section 262 of the Delaware General Corporation Law:

    1. if the merger is consummated pursuant to Section 253 of the Delaware General Corporation Law--that is, if we own at least 90% of the Sterling Software shares and the merger is effected as a "short-term" merger without a vote of Sterling Software stockholders or

    2. if the merger is consummated with a vote of the Sterling Software stockholders and

      - the Sterling Software shares are not then listed on a national securities exchange, quoted through NASDAQ or held of record by more than 2,000 holders or

      - we elect the cash option, if available.

    See "The Offer--Purpose of the Offer; The Merger; Appraisal Rights" beginning on page 38.

    PROCEDURE FOR TENDERING SHARES. For you to validly tender Sterling Software shares pursuant to the offer:

    1. you must properly complete and sign a letter of transmittal (or manually executed facsimile of that document), including (a) any required signature guarantees or (b) an agent's message, if you tender through a book-entry transfer and (c) any other required documents AND

    2. the depositary must have received all of those documents at one of its addresses set forth on the back cover of this prospectus AND

    3. the depositary must have received your tendered Sterling Software share certificates at one of its addresses set forth on the back cover of this prospectus OR your Sterling Software shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received by the depositary) OR if you cannot comply with either of the two preceding delivery procedures described in this paragraph, you must have complied with the guaranteed delivery procedures set forth in "The Offer--Procedure for Tendering."

    All of these procedures must be completed by the expiration date. For more information on how to tender your shares in the offer, please refer to "The Offer--Procedure for Tendering" beginning on page 35. For information on how exchanges of shares will occur once the merger is consummated, please refer to "The Merger Agreement and the Tender Agreement--The Merger Agreement--Exchange Agent; Procedures for Exchange of Certificates" beginning on page 47.

                                  RISK FACTORS

    In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

    - the fixed exchange ratio feature of the offer and the merger, even as it may be reset, which will work to your disadvantage if Computer Associates stock decreases in value

    - the receipt of Computer Associates shares in exchange for your Sterling Software shares may be taxable to you

    - the risks associated with integrating Sterling Software into our company, including the risk that the anticipated benefits from the business combination may not be realized

    - the price of Computer Associates common stock could depend upon factors different than those affecting the price of Sterling Software common stock

    - potentially significant increases in depreciation and amortization expense from preliminary estimates reflected in the pro forma financial information included in this prospectus may occur once the purchase consideration is finally allocated to Sterling Software's assets, which would cause net earnings to decrease

    - the need for governmental approvals and possible operating restrictions imposed by regulators may delay consummation of the offer and the merger and adversely affect the combined companies

    - measures we take to protect our proprietary technologies may not be sufficient to deter misappropriation and infringement by us of others' rights could occur

    - the degree of competition in our industry

    - rapid technological changes which could make it more difficult to compete effectively

    See "Risk Factors" beginning on page 23 for a more complete discussion of these factors.

    MARKET PRICES OF COMPUTER ASSOCIATES AND STERLING SOFTWARE COMMON STOCK

The following table presents:

    - the last reported sale price of Computer Associates common stock, as reported on the NYSE Composite Transaction Tape

    - the last reported sale price of Sterling Software common stock, as reported on the NYSE Composite Transaction Tape and

    - the market value based on the last reported sales price on the dates specified below of the shares of Computer Associates common stock to be received in exchange for one share of Sterling Software common stock in the offer in each case as if the merger had been completed on February 11, 2000, the last full trading day prior to the public announcement of the proposed merger, and on February 18, 2000, the last day for which such information could be practicably calculated prior to the date of the mailing of this prospectus to Sterling Software stockholders. The equivalent price per share data for Sterling Software common stock has been determined by multiplying the last reported sale price of one share of Computer Associates common stock on each of these dates by the exchange ratio of 0.5634.

                                                                      EQUIVALENT PRICE
                                 COMPUTER                           OF SHARE OF STERLING
                                ASSOCIATES      STERLING SOFTWARE         SOFTWARE
DATE                           COMMON STOCK       COMMON STOCK          COMMON STOCK
----                          ---------------   -----------------   --------------------
February 11, 2000...........      $69.75             $34.4375             $39.2972
February 18, 2000...........      $71.25             $36.3125             $40.1423

    We urge you to obtain current market quotations before making any decision with respect to the offer.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    If the offer and the merger are consummated pursuant to the current terms of the merger agreement, and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business and if the Sterling Software stockholders receive from Computer Associates only Computer Associates shares in exchange for Sterling Software shares, without regard to any cash received in lieu of a fraction of a Computer Associates share, then Computer Associates intends to treat the offer and the merger as a tax-free reorganization that should be tax free to you except to the extent that you receive any cash in lieu of a fraction of a Computer Associates share. However, the determination of whether your exchange of Sterling Software shares for Computer Associates shares pursuant to the offer or the merger, or both, will be tax free depends upon facts and circumstances that will not be known until the consummation of the offer and the merger, including:

    - whether the merger will be consummated

    - whether the offer and the merger will be treated as a single integrated transaction or as two separate transactions for federal income tax purposes

    - whether after the consummation of the offer and merger, Sterling Software will either continue its software business or continue to use a significant portion of its software assets in its business

    - what percentage of the total number of outstanding Sterling Software shares will be held by Computer Associates immediately after the consummation of the offer and

    - what percentage of the aggregate amount of consideration received from Computer Associates in exchange for Sterling Software shares will consist of Computer Associates shares.

    If the receipt of Computer Associates shares is tax free to you, then you will not recognize loss but, in general, you will recognize gain with respect to any cash received by you pursuant to the offer or the merger, or both, to the extent of the lesser of (x) the cash received or (y) the excess of the value of the Computer Associates shares plus the cash received over your tax basis in the Sterling Software shares exchanged. If the receipt of Computer Associates shares is taxable to you, however, you will recognize gain or loss equal to the difference between the value of the Computer Associates shares plus any cash received by you over your tax basis in the Sterling Software shares exchanged.

    For a more detailed discussion of the tax consequences of the offer and the merger, see "Material Federal Income Tax Consequences" beginning on page 60. You are urged to consult your tax advisors for a full understanding of these tax consequences.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMPUTER ASSOCIATES AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF COMPUTER ASSOCIATES AND
                               STERLING SOFTWARE

    The following is a summary of selected historical consolidated financial data of Computer Associates for each of the years in the five-year period ended March 31, 1999 and the nine-month periods ended December 31, 1999 and 1998 and selected unaudited pro forma combined financial data of Computer Associates and Sterling Software for the year ended March 31, 1999 and the nine-month period ended December 31, 1999. The operating results for the nine months ended December 31, 1999 are not necessarily indicative of results for the full fiscal year ending March 31, 2000. In addition, on May 28, 1999, Computer Associates acquired approximately 98% of the issued and outstanding shares of common stock of Platinum TECHNOLOGY International, INC., and on June 29, 1999, merged one of its wholly owned subsidiaries into Platinum at which time Platinum became a wholly owned subsidiary of Computer Associates. The selected unaudited historical financial data for the nine-month period ended December 31, 1999 reflect the acquisition of Platinum by Computer Associates on May 28, 1999. The selected unaudited pro forma financial data for the nine months ended
December 31, 1999 and the year ended March 31, 1999 give effect to the acquisition of Platinum by Computer Associates as if it had occurred on April 1, 1998. See "Where You Can Find More Information" on page 7. You should read this summary together with these financial statements and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Computer Associates contained in such reports.

    The historical consolidated financial data of Computer Associates are derived from the audited financial statements of Computer Associates contained in Computer Associates' Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and from the unaudited financial statements of Computer Associates contained in Computer Associates' Quarterly Report on Form 10-Q for the period ended December 31, 1999, which are incorporated by reference in this prospectus, and from Computer Associates' Quarterly Report on Form 10-Q for the period ended December 31, 1998 and is qualified in its entirety by such documents. The selected unaudited pro forma combined financial data of Computer Associates and Sterling Software have been derived from Computer Associates' audited consolidated financial statements for the year ended March 31, 1999, Computer Associates' unaudited consolidated financial statements for the nine months ended and as of December 31, 1999, Platinum's unaudited consolidated financial statements for the quarter ended March 31, 1999, Platinum's audited consolidated financial statements for the year ended December 31, 1998, Sterling Software's audited consolidated financial statements for the year ended September 30, 1999 and Sterling Software's unaudited consolidated financial statements for the quarter ended and as of December 31, 1999. In addition, the audited financial statements contained in Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and the unaudited financial statements of Sterling Software contained in Sterling Software's Quarterly Reports on Form 10-Q for the periods ended June 30, 1998,
December 31, 1998, March 31, 1999 and June 30, 1999 have been used to conform the financial reporting periods of Sterling Software to those of Computer Associates. The selected unaudited pro forma combined financial data give effect to the merger and the offer as if they had occurred on the dates referenced under "Unaudited Pro Forma Condensed Combined Financial Information." The selected unaudited pro forma combined financial data do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the merger. The selected unaudited pro forma combined financial data do not purport to represent what Computer Associates' results of operations or financial position actually would have been if the transactions referred to therein had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. You should read this summary together with "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 70 and the accompanying notes.

                                       NINE MONTHS
                                          ENDED
                                      DECEMBER 31,                                    YEAR ENDED MARCH 31,
                            ---------------------------------   -----------------------------------------------------------------
                                     1999                              1999(2)
                            ----------------------              ---------------------
                            ACTUAL(1)   PRO FORMA      1998      ACTUAL    PRO FORMA    1998(3)    1997(4)    1996(5)    1995(6)
                            ---------   ----------   --------   --------   ----------   --------   --------   --------   --------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATE AMOUNTS)
INCOME STATEMENT DATA
  Revenue.................   $4,640       $5,397      $3,624     $5,253      $6,961      $4,719     $4,040     $3,505     $2,623
  Net income (loss).......      304          (37)        168        626        (323)      1,169        366        (56)       432
  Basic earnings (loss)
    per common share(7)...   $  .56       $ (.06)     $  .31     $ 1.15      $ (.55)     $ 2.14     $  .67     $ (.10)    $  .80
  Diluted earnings (loss)
    per common share(7)...      .55         (.06)        .30       1.11        (.55)       2.06        .64       (.10)       .76
  Dividends declared per
    common share(7)(8)....     .080         .080        .080       .080        .080        .073       .065       .061       .059

                                                   DECEMBER 31,
                                         ---------------------------------
                                                  1999                                            MARCH 31,
                                         ----------------------              ----------------------------------------------------
                                         ACTUAL(1)   PRO FORMA      1998     1999(2)    1998(3)    1997(4)    1996(5)    1995(6)
                                         ---------   ----------   --------   --------   --------   --------   --------   --------
                                                                              (IN MILLIONS)
BALANCE SHEET AND OTHER DATA
  Cash from operations.................   $  834       $  957      $  698     $1,267     $1,040     $  790     $  619     $  489
  Working capital......................     (362)          30         892        768        379         53        (53)       300
  Total assets.........................   12,232       16,477       7,278      8,070      6,706      6,084      5,016      3,269
  Long-term debt (less current
    maturities)........................    4,765        4,803       2,030      2,032      1,027      1,663        945         50
  Stockholders' equity.................    3,058        6,831       2,558      2,729      2,481      1,503      1,482      1,578

------------------------------

(1) Includes an after-tax charge of $646 million related to the acquisition of Platinum TECHNOLOGY International, INC. and an asset impairment charge of $37 million in connection with an other than temporary decline in market value associated with an investment in CHS Electronics, Inc.

(2) Includes an after-tax charge of $675 million related to the 1995 Key Employee Stock Ownership Plan.

(3) Includes an after-tax charge of $21 million related to Computer Associates' unsuccessful tender offer for Computer Sciences Corporation.

(4) Includes an after-tax write-off of $598 million related to the acquisition of Cheyenne Software, Inc. in November 1996.

(5) Includes an after-tax write off of $808 million related to the acquisition of Legent Corporation in August 1995.

(6) Includes an after-tax write off of $154 million related to the acquisition of the ASK Group, Inc. in June 1994.

(7) Adjusted to reflect the three-for-two stock splits effective August 21, 1995, June 19, 1996, and November 5, 1997.

(8) Pro forma dividends declared per common share assumes consistent rate maintained for additional shares issued in the offer and actual shares.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STERLING SOFTWARE

    The following is a summary of selected consolidated financial data of Sterling Software for each of the years in the five-year period ended
September 30, 1999 and the three-month periods ended December 31, 1999 and 1998. The operating results for the three months ended December 31, 1999 are not necessarily indicative of results for the full fiscal year ending September 30, 2000. This information is derived from the selected audited financial data of Sterling Software contained in Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and from the unaudited financial statements of Sterling Software contained in Sterling Software's Quarterly Report on Form 10-Q for the period ended December 31, 1999, which are incorporated by reference in this prospectus, and from Sterling Software's Quarterly Report on Form 10-Q for the period ended December 31, 1998, and is qualified in its entirety by such documents. See "Where You Can Find More Information" on page 7. You should read this summary together with these financial statements and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Sterling Software contained in such reports. No cash dividends were declared or paid by Sterling Software during these periods.

                                             THREE MONTHS ENDED
                                                DECEMBER 31,                       FISCAL YEAR ENDED SEPTEMBER 30,
                                           -----------------------   ------------------------------------------------------------
                                              1999         1998       1999(1)      1998(2)      1997(3)      1996(4)     1995(5)
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
                                                 (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA INFORMATION)
OPERATING DATA:
  Revenue................................  $  206,956   $  174,459   $  807,004   $  719,943   $  569,202   $  513,761   $467,093
  Income (loss) from continuing
    operations...........................      31,010        4,206      (10,756)      76,044     (131,897)      62,117    (32,942)
  Income (loss) from discontinued
    operations, net of taxes(4)..........                                                                       51,187     42,930
Gain on the initial public offering of
  subsidiary, net of taxes(4)............                                                                      126,103
PER COMMON SHARE DATA:
  Income (loss) from continuing
    operations:
    Basic................................  $      .38   $      .05   $     (.13)  $      .94   $    (1.66)  $      .92   $   (.66)
    Diluted..............................         .36          .05         (.13)         .89        (1.66)         .86       (.66)
  Net income (loss):
    Basic................................         .38          .05         (.13)         .94        (1.66)        3.56        .20
    Diluted..............................         .36          .05         (.13)         .89        (1.66)        3.26        .20
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital........................  $  465,704   $  661,930   $  421,836   $  673,301   $  556,552   $  730,107   $214,656
  Total assets...........................   1,226,326    1,214,764    1,230,031    1,188,988    1,100,278    1,130,579    689,082
  Long-term debt.........................                                                                                 117,265
  Stockholders' equity...................     854,537      868,925      811,732      861,558      757,491      887,336    354,636

------------------------------

(1) Results of operations for 1999 include $83,566,000 of purchased research and development costs charged to expense in accordance with the purchase method of accounting in connection with acquisitions completed by Sterling Software in 1999. Results of operations for 1999 also include reorganization costs of $99,620,000 primarily related to certain acquisitions completed in 1999, including the acquisition of Cayenne Software, Inc., the distributed systems storage software business of Spectra Logic Corporation, Interlink Computer Sciences, Inc., CoreData, Inc. and Information Advantage, Inc., including costs associated with the realignment of the application development business within the former application management business segment. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Combinations, Reorganizations and Divestitures" and
    Note 2 of Notes to the Consolidated Financial Statements of Sterling Software's Annual Report on Form 10-K for the fiscal year ended
    September 30, 1999.

(2) Results of operations for 1998 include reorganization costs of $45,162,000 primarily related to the reorganization of Sterling Software's operations in connection with the acquisition of Synon Corporation, and to a lesser extent, to the acquisition of Mystech Associates, Inc. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Combinations, Reorganizations and Divestitures" and
    Note 2 of Notes to Consolidated Financial Statements of Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

(3) Results of operations for 1997 include $137,849,000 of purchased research and development costs charged to expense in accordance with the purchase method of accounting in connection with Sterling Software's acquisition of the Software Division of Texas Instruments, Inc. ("TI Software"). Results of operations for 1997 also include reorganization costs of $106,037,000 primarily related to the reorganization of Sterling Software's operations in connection with the acquisition of TI Software, and to a lesser extent, the termination of Sterling Software's international distributor arrangement with Sterling Commerce, Inc. ("Sterling Commerce"). See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Combinations, Reorganizations and Divestitures" and
    Note 2 of Notes to Consolidated Financial Statements of Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

(4) On March 13, 1996, Sterling Commerce, a former wholly owned subsidiary of Sterling Software, completed the initial public offering of 13,800,000 shares of its common stock, par value $0.01 per share. Pursuant to the offering, Sterling Software sold to the public 12,000,000 of its 73,200,000 shares of Sterling Commerce stock and Sterling Commerce sold 1,800,000 previously unissued shares of Sterling Commerce stock. The offering resulted in net proceeds to Sterling Software of approximately $265,458,000 after deducting underwriting discounts and commissions and Sterling Software's pro rata share of offering expenses. On September 30, 1996, Sterling Software completed the spin-off of Sterling Commerce with the pro rata distribution of its remaining 81.6% ownership in Sterling Commerce to Sterling Software's stockholders by means of a tax-free dividend. The distribution resulted in the reduction of Sterling Software's stockholders' equity in the amount of $113,549,000, representing the book value of net assets distributed. The results of operations of Sterling Commerce for 1995 and 1996 have been classified as discontinued operations. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Combinations, Reorganizations and Divestitures" of Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

(5) Results of operations for 1995 include $62,000,000 of purchased research and development costs charged to expense in accordance with the purchase method of accounting in connection with the merger of Sterling Software with KnowledgeWare, Inc., as well as $19,512,000 of reorganization costs primarily related to the reorganization of Sterling Software's operations in connection with that merger.

                       COMPARATIVE PER SHARE INFORMATION

    The following table summarizes unaudited per share information for Computer Associates and Sterling Software on a historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of Computer Associates and Sterling Software, the unaudited interim consolidated financial statements of Computer Associates and Sterling Software, the selected historical condensed consolidated financial data and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference herein, including the Forms 8-K and 8-K/A filed by Computer Associates relating to its May 28, 1999 acquisition of Platinum. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions of Platinum and Sterling Software had been consummated as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. The Sterling Software equivalent pro forma combined per share amounts are calculated by multiplying the Computer Associates pro forma combined per share amounts by the exchange ratio of 0.5634 assuming the exchange ratio is not reset.

                                                                                  NINE MONTHS
                                                                YEAR ENDED           ENDED
                                                              MARCH 31, 1999   DECEMBER 31, 1999
                                                              --------------   -----------------
COMPUTER ASSOCIATES
Historical Per Common Share Data:
Basic earnings per share....................................     $  1.15            $  0.56
Diluted earnings per share..................................        1.11               0.55
Book value..................................................        5.09               5.65
Dividends declared..........................................         .08                .08

Pro Forma Combined Per Common Share Data:
Basic and diluted loss per share............................     $ (0.55)           $ (0.06)
Book value..................................................                          11.62
Dividends declared..........................................         .08(1)             .08(1)

STERLING SOFTWARE
Historical Per Common Share Data:
Basic earnings (loss) per share.............................     $  0.90            $ (0.23)
Diluted earnings (loss) per share...........................        0.85              (0.23)
Book value..................................................       10.98              10.41

Equivalent Pro Forma Combined Per Common Share Data:
Basic and diluted loss per share............................     $ (0.31)           $ (0.03)
Book value..................................................                           6.55
Dividends declared..........................................        .045               .045

(1) Pro forma dividends declared per common share assumes consistent rate maintained for additional shares issued in the offer and actual shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to combined fixed charges of Computer Associates for the periods indicated:

                                                           NINE MONTHS ENDED     FISCAL YEAR ENDED
                                                             DECEMBER 31,            MARCH 31,
                                                           -----------------   ----------------------
                                                                 1999            1999          1998
                                                           -----------------   --------      --------
Ratio of earnings to fixed charges.......................        4.05x(1)        5.98x(1)     10.51x

------------------------------

(1) The ratio of earnings to fixed charges for these periods reflects non-cash charges against earnings. Had these charges not been taken, the ratio of earnings to fixed charges for the nine months ended December 31, 1999 and the fiscal year ended March 31, 1999 would have been 6.30x and 11.26x, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense and the portion of rents calculated to be representative of the interest factor. The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

    In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus, the accompanying Schedule 14D-9 of Sterling Software and the documents to which we refer you. You should also carefully consider the following factors:

FIXED EXCHANGE RATIO COULD WORK TO YOUR DISADVANTAGE

    We are offering to exchange shares of Computer Associates common stock for shares of Sterling Software common stock at a fixed exchange ratio of shares of Computer Associates common stock for each share of Sterling Software common stock. We will reset the exchange ratio if the market value based on specified average trading prices of shares of Computer Associates common stock has increased or decreased beyond certain levels at the time the waiting periods under antitrust laws for the offer have expired or been terminated and the registration statement of which this prospectus is a part has been declared effective by the SEC. Because the average Computer Associates trading price used to reset the exchange ratio is based on an average calculated over a ten trading day period prior to the reset date, the value of the number of Computer Associates shares you are entitled to receive is likely to be different from their market value on the reset date, the date on which the offer is consummated, the date of the merger or the date on which you receive our shares in exchange for your Sterling Software shares. The market value of the Computer Associates shares you receive for each share of Sterling Software might actually be below $35.55 or above $43.45. Once you have tendered your shares and your withdrawal rights have expired, you will be locked into the applicable exchange ratio, and you may not be able to capture gains from possible increases in value of Sterling Software common stock. Also, because of the reset feature of the exchange ratio, you may not receive the full benefit from possible increases in value of Computer Associates common stock. Because the exchange ratio is fixed, you may incur losses from possible decreases in market value of Computer Associates common stock. The market value of Computer Associates common stock could fluctuate depending upon any number of reasons, including those specific to Computer Associates and those that influence the trading prices of equity securities generally.

THE RECEIPT OF COMPUTER ASSOCIATES SHARES MAY BE TAXABLE TO YOU

    Before the consummation of the offer and the merger, it cannot be determined whether the receipt of Computer Associates shares in exchange for your Sterling Software shares will be tax free to you for federal income tax purposes. Such tax-free treatment depends upon facts and circumstances that will not be known prior to the consummation of the offer and the merger, including:

    - whether the merger will be consummated;

    - whether the offer and the merger will be treated as a single integrated transaction or as two separate transactions for federal income tax purposes;

    - whether after the consummation of the offer and merger, Sterling Software will either continue its software business or continue to use a significant portion of its software assets in its business

    - what percentage of the total number of outstanding Sterling Software shares will be held by Computer Associates immediately after the consummation of the offer; and

    - what percentage of the aggregate amount of consideration received from Computer Associates in exchange for Sterling Software shares will consist of Computer Associates shares.

    Neither the offer nor the merger is conditioned on the tax-free nature of the exchange of Sterling Software shares for Computer Associates shares. As a result, if and when you tender Sterling Software shares in the offer you will not know whether the offer or the merger, or both, will be tax free to you. See "Material Federal Income Tax Consequences" below.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, AND ANY TAX RETURN FILING OR OTHER REPORTING REQUIREMENTS.

BENEFITS OF THE COMBINATION MAY NOT BE REALIZED

    If we complete the proposed merger, we will integrate two companies that have previously operated independently. We may not be able to integrate the operations of Sterling Software with our operations without encountering difficulties. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company's businesses.

THE TRADING PRICE OF COMPUTER ASSOCIATES COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF STERLING SOFTWARE COMMON STOCK

    Upon completion of the offer and the merger, holders of Sterling Software common stock will become holders of Computer Associates common stock. Computer Associates' business differs from that of Sterling Software, and Computer Associates' results of operations, as well as the trading price of Computer Associates common stock, may be affected by factors different from those affecting Sterling Software's results of operations and the price of Sterling Software common stock. For a discussion of Computer Associates' and Sterling Software's businesses and information to consider in connection with such businesses, see Computer Associates' Annual Report on Form 10-K for the fiscal year ended March 31, 1999, Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and their subsequent interim reports, which are incorporated by reference in this prospectus.

POTENTIALLY SIGNIFICANT INCREASES IN DEPRECIATION AND AMORTIZATION EXPENSE FROM PRELIMINARY ESTIMATES REFLECTED IN THE PRO FORMA FINANCIAL INFORMATION MAY OCCUR ONCE THE PURCHASE CONSIDERATION IS FINALLY ALLOCATED TO STERLING SOFTWARE'S ASSETS WHICH WOULD CAUSE NET EARNINGS TO DECREASE

    Pro forma results of operations reflect adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of Sterling Software. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of Sterling Software's tangible assets, liabilities, identifiable intangible assets and goodwill at the time of the merger. Accordingly, the final determination of tangible and intangible assets may result in depreciation and amortization expense that is significantly higher than the preliminary estimates of these amounts, which would cause Computer Associates' net earnings to be lower. See the Notes contained in "Unaudited Pro Forma Condensed Combined Financial Information."

NEED FOR GOVERNMENTAL APPROVALS MAY DELAY CONSUMMATION OF THE OFFER AND THE
MERGER

    The offer is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act). In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies with respect to the offer, the merger and the other transactions contemplated by the merger agreement and the tender agreement, relating primarily to antitrust issues, must be made and received prior to the consummation of the offer and the merger. Computer Associates and Sterling Software are seeking to obtain all required regulatory approvals prior to the scheduled completion of these transactions. You should be aware that

    - all required regulatory approvals may not be obtained on that timetable

    - restrictions on the combined operations of Computer Associates and Sterling Software may be sought by governmental agencies as a condition to obtaining such approvals

    - operating restrictions imposed could adversely affect the value of the combined companies

Please refer to "The Offer--Conditions of the Offer" and "--Regulatory Approvals" for more information.

MEASURES TAKEN TO PROTECT PROPRIETARY INFORMATION MAY NOT BE SUFFICIENT TO DETER MISAPPROPRIATION AND INFRINGEMENT BY US OF OTHERS' RIGHTS COULD OCCUR

    The businesses of Computer Associates and Sterling Software depend in part on the quality of the companies' technological expertise and proprietary technologies. In order to protect proprietary information and intellectual property, both companies:

    - enter into license agreements with clients in the ordinary course of business which contain terms prohibiting unauthorized reproduction or use of their products and services and those of third parties

    - enter into confidentiality agreements with their associates, contractors, clients, potential clients and suppliers who have access to sensitive information and

    - limit access to, and distribution of, their proprietary information.

    We cannot assure you that these steps or other procedures we follow will be adequate to deter misappropriation or infringement of our proprietary rights or independent third party development of substantially similar products and technology. In addition, we cannot assure you that our current and future products will not infringe the proprietary rights of others. Infringement by us of others' rights could result in lawsuits against us, liabilities to others and adverse effect on our business, financial condition and operating results.

OUR INDUSTRY IS HIGHLY COMPETITIVE

    The software and professional services industry is highly competitive, and we face intense competition in all of our client markets. The combined companies may encounter competition from new competitors, including established software and professional services companies with substantial resources. Some of our competitors may have financial, technical, marketing or other capabilities more extensive than ours and may be able to respond more quickly than we can to new or emerging technologies and other competitive pressures. We may not be able to compete successfully against our present or future competitors, and competition may adversely affect our business, financial condition or operating results.

RAPID TECHNOLOGICAL CHANGE COULD AFFECT OUR ABILITY TO COMPETE

    We believe that our future success and the success of the combined companies will depend among other things on maintaining technological competitiveness in our products and services. We must continually improve our current processes and develop and introduce new products and services in order to match our competitors' new developments and our clients' increasingly sophisticated demands. We cannot assure you that we can successfully identify, develop and bring to market new and enhanced products and services in a timely manner, or that these products or services will be commercially successful. Also, there is a chance that potential clients will prefer products, services or technologies developed by others that may make our products or services obsolete or noncompetitive.

                                 THE COMPANIES

COMPUTER ASSOCIATES INTERNATIONAL, INC.
One Computer Associates Plaza
Islandia, New York 11749-7000
(631) 342-5224

    Computer Associates is a leading provider of enterprise management, information management and business applications software products for use on a variety of hardware platforms. Because of its independence from hardware manufacturers, Computer Associates has been able to offer products for use on most of the existing major operating systems and application development environments. Computer Associates licenses and supports more than 600 integrated products for both the mainframe and client/server environments. Computer Associates is currently the third largest independent vendor in the software industry and services a blue-chip client list of approximately 90% of the Fortune 500. No single customer represents more than 5% of Computer Associates' annual revenues. Approximately 40% of Computer Associates' revenues were generated outside of North America in fiscal year 1999.

    In May 1999, Computer Associates acquired Platinum. Platinum was engaged in providing software products in the areas of database management, e-commerce, application infrastructure management, decision support, data warehousing and knowledge management.

    During fiscal year 1999, Computer Associates formed a professional services organization now known as CA Services to expand its service offerings on behalf of clients and partners around the world. CA Services offers a broad spectrum of services ranging from consulting to implementation to comprehensive outsourcing and custom developing leading-edge information technology (IT) solutions. CA Services offers services both in support of and independent of Computer Associates products.

    Computer Associates' believes its software applications are among the most sophisticated software products on the market. Enterprise management, information management and business applications software are critical to keeping large computer systems and databases running. As a result, companies do not routinely switch to another vendor's products. This helps create a stable base of revenue from software upgrades, expansion of license rights and maintenance. On average, Computer Associates' customers have been licensing software from the company for approximately eight years, and the average mainframe and midrange client of the company licenses 16 separate software products.

    As of December 31, 1999, Computer Associates had approximately 18,000 employees in 195 offices worldwide.

    For the fiscal year ended March 31, 1999, Computer Associates reported revenues of $5.3 billion and net income of $626 million (11.9% of revenues).

SILVERSMITH ACQUISITION CORP.
c/o Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749-7000
(631) 342-5224

    Silversmith Acquisition Corp. is a wholly owned subsidiary of Computer Associates. Silversmith Acquisition Corp. was organized on February 11, 2000 for the purposes of acquiring the Sterling Software shares tendered in the offer and merging with and into Sterling Software in the merger. It has not carried on any activities other than in connection with the merger agreement.

STERLING SOFTWARE, INC.
300 Crescent Court, Suite 1200
Dallas, Texas 75201
(214) 981-1000

    Sterling Software is a worldwide developer and provider of systems management, business intelligence and application development software products and services, as well as a supplier of specialized IT services for sectors of the federal government. Founded in 1981, Sterling Software's customers include approximately 90% of the Fortune 100 and encompass a worldwide installed base of more than 20,000 customer sites. Sterling Software operates through four principal business segments: systems management, application development, business intelligence and federal systems. Worldwide revenue from Sterling Software's systems management, application development, business intelligence and federal systems business segments represented 36%, 34%, 10% and 20%, respectively, of Sterling Software's total fiscal year 1999 revenues. Approximately 37% of Sterling Software's revenues were generated outside of the United States in fiscal year 1999.

    As of December 31, 1999, Sterling Software employed approximately 3,800 employees in 90 offices worldwide. Sterling Software has direct sales offices in 21 countries and distributors and agents in approximately 40 additional countries.

    Sterling Software reported $807 million in revenues for the fiscal year ended September 30, 1999.

                            BACKGROUND OF THE OFFER

    In late 1999, in the course of its normal reviews of its business, Computer Associates' senior management reviewed and analyzed the company's position in the marketplace and possible new areas into which Computer Associates could enter to further differentiate the company from its competitors. In that review, management identified data storage and application development and services as areas in which Computer Associates could improve its competitive position. One of the conclusions reached by senior management was the need to further expand its product and service offerings in these areas.

    Computer Associates' senior management identified the OS/390 platform as one hardware platform in which it did not compete for disk storage management tools and for which it also desired to extend its object oriented application development tool offerings. Management also identified Sterling Software as a company that has products and services in these areas as well as other areas that are complementary to Computer Associates' product lines, and that could be a possible acquisition candidate.

    Independently from the management reviews, in late 1999 a representative of Morgan Stanley & Co. Incorporated, contacted Sanjay Kumar, President and Chief Operating Office of Computer Associates, to inquire as to whether Computer Associates might be interested in acquiring Sterling Software. At that time, Mr. Kumar advised Morgan Stanley that Computer Associates was not interested in acquiring Sterling Software.

    On January 14, 2000, Mr. Kumar met with representatives of Morgan Stanley to hear Morgan Stanley's industry and strategic views. During the course of the conversation, the possibility was raised again that Computer Associates might be interested in acquiring Sterling Software. Following the Morgan Stanley meeting, Mr. Kumar called Sam Wyly, Chairman of Sterling Software, to discuss the possibility of a business combination between Computer Associates and Sterling Software.

    On January 18, 2000, Mr. Kumar met Mr. Wyly in Dallas to discuss the potential business combination and valuation issues.

    On January 23, 2000, Mr. Kumar, along with Ira Zar, Chief Financial Officer, and Charles McWade, Senior Vice President of Computer Associates, and representatives of Morgan Stanley, met with Mr. Wyly, Sterling Williams, President and Chief Executive Officer, and other members of senior management of Sterling Software. Sterling Software's management presented an overview of Sterling Software's business information.

    At the quarterly meeting of Computer Associates' Board of Directors on January 25, 2000, Mr. Kumar raised the possibility of an acquisition of Sterling Software and outlined the strategic rationale for such an acquisition.

    Mr. Kumar and Mr. Williams spoke on a number of occasions between January 26 and February 3, 2000 to discuss valuation issues and possible structure and timing considerations. On February 4, 2000, Mr. Kumar met with Mr. Williams and Logan Wray, Chief Financial Officer of Sterling Software, to review valuation and financial issues and the possible benefits of a business combination.

    On February 6, 2000, in a call with Mr. Williams, Mr. Kumar indicated that Computer Associates was interested in pursuing a possible business combination at a valuation of between $38.25 and $39.25 per share for each share of Sterling Software's common stock. Computer Associates' interest in such a combination was subject to its completing to its satisfaction a due diligence review and mutually satisfactory definitive agreements, as well as the approval of the Computer Associates' Board of Directors. Mr. Kumar indicated that at that time he thought the combination would be structured as a stock for stock merger and would use purchase accounting. Mr. Kumar and Mr. Williams also discussed timing, structure and logistic issues.

    On February 7 and 8, 2000, Mr. Kumar and Mr. Williams continued the discussion of the terms and timing of a possible transaction. Mr. Kumar indicated on February 8, 2000 that Computer Associates would be willing to increase the valuation to $39.50 per share and to agree to other specified conditions about the terms of the merger, such as a 10% collar and the treatment of stock options.

    On February 9, 2000, Computer Associates and Sterling Software entered into confidentiality agreements and representatives of Computer Associates and its counsel, Covington & Burling, met in Dallas with representatives of Sterling Software and its counsel, Skadden Arps, to continue Computer Associates' due diligence review and begin negotiating definitive agreements. Due diligence reviews and document negotiations continued into the early morning of February 14, 2000. Mr. Kumar left Dallas on the evening of February 10 and returned early the morning of February 12 with additional members of Computer Associates senior management to continue due diligence reviews of Sterling Software's business and operations.

    The Computer Associates Board of Directors met by conference call on February 10, 2000 and again on February 13, 2000. In the February 10 meeting, Mr. Kumar reviewed the status of the possible business combination with Sterling Software and the status of the due diligence review. In the February 13 meeting, Mr. Kumar and Mr. Zar reported on the status of the potential transaction and the board unanimously approved the acquisition of Sterling Software and authorized Mr. Kumar and the officers of the company to enter into the merger agreement.

    Before the open of the New York Stock Exchange on February 14, 2000, Computer Associates and Sterling Software entered into the merger agreement and announced the transaction.

                                   THE OFFER

BASIC TERMS

    EXCHANGE OF SHARES; EXCHANGE RATIO. We are offering to exchange 0.5634 shares of Computer Associates common stock for each outstanding share of common stock of Sterling Software that is validly tendered and not properly withdrawn. We sometimes refer to this number of Computer Associates shares as the "exchange ratio."

    ADJUSTMENTS TO EXCHANGE RATIO. We will reset the exchange ratio if, at the time that the offer has cleared waiting periods under applicable antitrust laws and the SEC has declared effective the registration statement of which this prospectus is a part, the average of the daily average of the high and low sales price per share of Computer Associates common stock on the NYSE Composite Transaction Tape over the ten trading days immediately preceding the first day on which we have obtained all those regulatory clearances, which we call the "average Computer Associates trading price," is greater than $77.12 or less than $63.10.

    If at the end of that ten trading day period the average Computer Associates trading price is greater than $77.12, then the number of shares of Computer Associates common stock that we are offering to exchange for each share of Sterling Software common stock will be reset to be $43.45 divided by the average Computer Associates trading price. This reset is designed to provide you with a number of Computer Associates shares having a value of $43.45 on the reset date, based on the average Computer Associates trading price, for each of your Sterling Software shares.

    If at the end of that ten trading day period the average Computer Associates trading price is less than $63.10, then the number of shares of Computer Associates common stock that we are offering to exchange for each share of Sterling Software common stock will be reset to be $35.55 divided by the average Computer Associates trading price. This reset is designed to provide you with a number of Computer Associates shares having a value of $35.55 on the reset date, based on the average Computer Associates trading price, for each of your Sterling Software shares. Computer Associates and Sterling Software have not agreed to any minimum average Computer Associates trading price or floor below which either party would be entitled to terminate the Merger Agreement.

    The market value of the Computer Associates shares you receive in exchange for each share of Sterling Software might differ from their market value based on the trading price at such time on the reset date, the date on which the offer is consummated, the date of the merger or the date you receive our shares in exchange for your Sterling Software shares.

    CASH OPTION. If the average Computer Associates trading price is less than $63.10, we have the option when we reset the exchange ratio to reduce it by paying some cash in substitute for Computer Associates shares. We sometimes refer to this option as the "cash option." The maximum amount of cash for each Sterling Software share that we may substitute for Computer Associates shares in that case is the amount by which the average Computer Associates trading price multiplied by the exchange ratio of 0.5634 falls short of $35.55. If we choose to elect the cash option, the exchange ratio will be reset to be the portion of $35.55 that we are not paying in cash, divided by the average Computer Associates trading price.

    ILLUSTRATIVE TABLE OF EXCHANGE RATIOS AND VALUE OF OFFER/MERGER CONSIDERATION. The columns in the following table present:

    - illustrative values of the average Computer Associates trading price within a range of $60.00 to $85.00 per share,

    - the exchange ratio illustrating the number of Computer Associates common shares that would be issued for one share of Sterling Software common stock at each of the average Computer Associates trading prices presented in the table and

    - the illustrative values of the consideration that would be issued in connection with the offer and the merger for one Sterling Software common share, which illustrative values are determined by multiplying each of the average Computer Associates trading prices presented in the table by the corresponding exchange ratio and, in some cases, giving effect to an exercise of the cash option.

                                                                    VALUE OF OFFER/MERGER
                                                                        CONSIDERATION
                                                            -------------------------------------
AVERAGE COMPUTER ASSOCIATES TRADING PRICE  EXCHANGE RATIO   VALUE OF SHARES     CASH      TOTAL
-----------------------------------------  --------------   ---------------   --------   --------
$60.00(1)............................          0.5925            $35.55           --      $35.55
$60.00(2)............................          0.5780            $34.68        $0.87      $35.55
$60.00(3)............................          0.5634            $33.80        $1.75      $35.55
$63.10...............................          0.5634            $35.55          n/a      $35.55
$65.00...............................          0.5634            $36.62          n/a      $36.62
$70.00...............................          0.5634            $39.44          n/a      $39.44
$75.00...............................          0.5634            $42.26          n/a      $42.26
$77.12...............................          0.5634            $43.45          n/a      $43.45
$80.00...............................          0.5431            $43.45          n/a      $43.45
$85.00...............................          0.5112            $43.45          n/a      $43.45

------------------------

(1) Assuming the exchange ratio resets without Computer Associates exercising the cash option.

(2) Assuming Computer Associates elects to pay 50% of the maximum amount of cash permitted under the cash option.

(3) Assuming Computer Associates elects to pay the maximum amount of cash permitted under the cash option.

    THE VALUES OF COMPUTER ASSOCIATES SHARES IN THE TABLE ABOVE ARE ILLUSTRATIVE ONLY AND DO NOT REPRESENT THE ACTUAL AMOUNTS PER STERLING SOFTWARE COMMON SHARE THAT MIGHT BE REALIZED BY ANY STERLING SOFTWARE STOCKHOLDER ON OR AFTER CONSUMMATION OF THE OFFER OR THE MERGER. THE AMOUNT ANY STERLING SOFTWARE STOCKHOLDER MIGHT REALIZE UPON SALE IN THE MARKET OF THE COMPUTER ASSOCIATES COMMON SHARES RECEIVED BY SUCH STOCKHOLDER IN THE OFFER OR THE MERGER WILL DEPEND UPON THE MARKET PRICE PER SHARE OF COMPUTER ASSOCIATES COMMON SHARES AT THE TIME OF SALE, WHICH WILL FLUCTUATE DEPENDING UPON ANY NUMBER OF REASONS, INCLUDING THOSE SPECIFIC TO COMPUTER ASSOCIATES AND THOSE THAT INFLUENCE THE TRADING PRICES OF EQUITY SECURITIES GENERALLY.

    FLUCTUATIONS IN MARKET PRICE. The average Computer Associates trading price used to reset the exchange ratio is based on an average calculated over a ten trading day period prior to the reset date and therefore might be different from the actual market value of a share of Computer Associates common stock on the reset date. The market value based on the trading price at such time of the Computer Associates shares you receive in exchange for each share of Sterling Software might actually be below $35.55 or above $43.45. In addition, from the time the exchange ratio is reset, or from the date of the merger agreement if no reset occurs, until the time you receive your Computer Associates shares through the offer or the merger, the market value based on the trading price at such time of the consideration you will receive will rise and fall along with the trading price of Computer Associates common shares.

    MORE INFORMATION ABOUT EXCHANGE RATIO. Before the offer expires, we will issue a press release announcing the final exchange ratio and file that press release with the SEC. The press release will state how much cash, if any, we have elected to pay in partial consideration for your Sterling Software shares under the cash option, if we exercise it. Sterling Software stockholders can call our information agent, MacKenzie Partners, Inc., at any time toll free at (800) 322-2885 to request information about the exchange ratio and any reset of the exchange ratio, including, once determined, the average Computer Associates trading price for the offer.

    PREFERRED STOCK PURCHASE RIGHTS. Our offer to acquire Sterling Software common stock is also an offer to acquire Sterling Software preferred stock purchase rights (Sterling Software rights), and, when we refer to the shares of Sterling Software common stock, we are also referring to the associated Sterling Software rights, unless we indicate otherwise. In addition, all references to the Sterling Software rights include the benefits to holders of those rights pursuant to the Sterling Software rights agreement, including the right to receive any payment due upon redemption of those rights. The number of shares Computer Associates common stock and amount of cash, if we elect to pay a portion of the consideration in cash, receivable by holders of Sterling Software common stock in the offer and the merger includes payment for the associated Sterling Software rights, and under no circumstances will additional consideration be paid for the Sterling Software rights. Also, the shares of common stock of Computer Associates to be issued in the offer and the merger include the associated Computer Associates preferred stock purchase rights. When we refer to shares of Computer Associates common stock, we are also referring to these associated rights, unless we indicate otherwise.

    TRANSFER CHARGES. If you tender your shares, you will not be obligated to pay any charges or expenses of the depositary. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the tender of Sterling Software common stock pursuant to the offer will be paid by us or on our behalf. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker exchanges the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

    INTEREST. We will not pay interest on any cash amount payable for Sterling Software shares in the offer or the merger regardless of any delay in making such payment.

    MERGER. We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Sterling Software. We intend, as soon as possible after consummation of the offer, to seek to have Sterling Software and Silversmith Acquisition Corp. consummate the merger. At the effective time of the merger, each share of Sterling Software common stock, except for shares held by Sterling Software, us or any of our or Sterling Software's subsidiaries, will be converted into the right to receive the same number of Computer Associates shares (and same amount of cash, if any) per Sterling Software share as is paid in the offer, subject to appraisal rights that may be available under Delaware law. If we obtain all of the shares of Sterling Software pursuant to the offer and the merger, former stockholders of Sterling Software would own approximately 8% of the shares of common stock of Computer Associates, based upon the number of shares outstanding of Computer Associates on February 7, 2000 and of Sterling Software on February 9, 2000, and assuming that the exchange ratio is not reset.

    CONDITIONS OF OFFER. Our obligation to exchange shares of Computer Associates common stock for Sterling Software shares pursuant to the offer is conditioned upon several conditions referred to below under "Conditions of the Offer," including the minimum tender condition, the antitrust condition, the registration statement effectiveness condition and other conditions that are discussed in that section.

    STOCKHOLDERS LIST. We have relied on Sterling Software's stockholders list and security position listings to communicate with you and to distribute the offer to you. We may send this prospectus, related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on

Sterling Software's stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

TIMING OF THE OFFER

    The offer is currently scheduled to expire at midnight, New York City time, on Monday, March 20, 2000.

EXTENSION, TERMINATION AND AMENDMENT

    Subject to the terms of the merger agreement, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer remains open, and we can do so by giving oral or written notice of such extension to the depositary. If the offer is extended for any reason, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to the terms of the merger agreement, we are not giving any assurance that we will exercise our right to extend the offer, although the merger agreement, subject to exceptions, currently obligates us to do so until all conditions have been satisfied or waived. During any such extension, all Sterling Software shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Sterling Software shares. You should read the discussion under the caption "The Offer--Withdrawal Rights" for more details.

    Subject to the SEC's applicable rules and regulations and subject to the terms of the merger agreement, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether we previously accepted Sterling Software shares for exchange, exchange of any Sterling Software shares pursuant to the offer or to terminate the offer and not accept or exchange any Sterling Software Shares not previously accepted, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the minimum tender condition) or, subject to the terms of the merger agreement, otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the depositary and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Sterling Software shares being sought or the consideration offered to you, that change will apply to all holders whose Sterling Software shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

    We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Sterling Software shares in the offer if the requirements under Exchange Act rule 14d-11 have been met. You will not have the right to withdraw Sterling Software shares that you tender in the subsequent offering period, if any.

EXCHANGE OF STERLING SOFTWARE SHARES; DELIVERY OF COMPUTER ASSOCIATES COMMON
STOCK

    Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any such extension or amendment, we will accept, and will exchange, Sterling Software shares validly tendered and not withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or exchange of Sterling Software shares in order to comply with any applicable law. In all cases, exchange of Sterling Software shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the depositary of

    - certificates for those Sterling Software shares or a confirmation of a book-entry transfer of those Sterling Software shares in the depositary's account at The Depository Trust Company, which we refer to as the "DTC"

    - a properly completed and duly executed letter of transmittal (or a facsimile of that document) or agent's message if applicable

    - any other required documents.

    For purposes of the offer, we will be deemed to have accepted for exchange Sterling Software shares validly tendered and not withdrawn as, if and when we notify the depositary of our acceptance for exchange of the tenders of those Sterling Software shares pursuant to the offer. The depositary will deliver Computer Associates common stock and cash, if the cash option is elected, in exchange for Sterling Software shares pursuant to the offer and cash instead of fractional shares of Computer Associates common stock as soon as practicable after receipt of such notice. The depositary will act as agent for tendering stockholders for the purpose of receiving Computer Associates common stock (and any cash, if the cash option is chosen) and cash to be paid instead of fractional shares of Computer Associates common stock from us and transmitting such stock and cash to you. Under no circumstances will we pay interest on any cash amount payable for Sterling Software shares in the offer or the merger, regardless of any delay in making such payment.

    If we do not accept any tendered Sterling Software shares pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Sterling Software shares than are tendered, we will return certificates for such tendered Sterling Software shares or untendered Sterling Software shares, as the case may be, without expense to the tendering stockholder or, in the case of Sterling Software shares tendered by book-entry transfer of such Sterling Software shares into the depositary's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering," those Sterling Software shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

    If we increase the consideration offered to Sterling Software stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders whose Sterling Software shares are tendered pursuant to the offer, whether or not such Sterling Software shares were tendered or accepted for exchange prior to such increase in consideration.

CASH INSTEAD OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES COMMON STOCK

    We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of our common stock on the New York Stock Exchange Composite Transaction Tape, which we refer to as the "NYSE Composite Transaction Tape," on the date that we accept those Sterling Software shares. You will not receive any interest on the cash to be given for fractional shares, even if there is a delay in making the exchange and payment.

WITHDRAWAL RIGHTS

    Your tender of Sterling Software shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Sterling Software shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after April 22, 2000. If we elect to provide a subsequent offering period under Exchange Act rule 14d-11, you will not have the right to withdraw Sterling Software shares that you tender in the subsequent offering period.

    For your withdrawal to be effective, the depositary must receive from you a written, telegraphic, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, the number of Sterling Software shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Sterling Software shares.

    A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, any of which are an "eligible institution," unless those Sterling Software shares have been tendered for the account of any eligible institution. If Sterling Software shares have been tendered pursuant to the procedures for book-entry exchange discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Sterling Software shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Sterling Software shares withdrawn must also be furnished to the depositary, as stated above, prior to the physical release of such certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Sterling Software shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn Sterling Software shares by following one of the procedures discussed under the caption entitled "Procedure for Tendering" at any time prior to the expiration date.

    If you withdraw any of your Sterling Software shares, you automatically withdraw the associated Sterling Software rights. You may not withdraw Sterling Software rights unless you also withdraw the associated Sterling Software shares.

PROCEDURE FOR TENDERING

    For you to validly tender Sterling Software shares pursuant to the offer,
(a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the depositary at one of its addresses set forth on the back cover of this prospectus, and certificates for Sterling Software shares tendered must be received by the depositary at such address or those Sterling Software shares must be tendered pursuant to the procedures for book-entry exchange set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation"), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

    The term "agent's message" means a message, transmitted by DTC to, and received by, the depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Sterling Software shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against such participant.

    The depositary will establish accounts with respect to the Sterling Software shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Sterling Software shares by causing DTC to transfer such Sterling Software shares into the depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Sterling Software shares may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the depositary at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below.

    Signatures on all Letters of Transmittal must be guaranteed by an eligible institution, except in cases in which Sterling Software shares are tendered either by a registered holder of Sterling Software shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

    If the certificates for Sterling Software shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for untendered Sterling Software shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

    THE METHOD OF DELIVERY OF STERLING SOFTWARE SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH, IF ANY, RECEIVED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF ELECTION AND TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

    If you wish to tender Sterling Software shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the depositary prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Sterling Software shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

        (a) you make your tender by or through an eligible institution;

        (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the depositary as provided below on or prior to the expiration date; and

        (c) the certificates for all Sterling Software shares to be tendered (or a confirmation of a book-entry transfer of such securities into the depositary's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the depositary within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

    If your shares are held in the Sterling Software, Inc. Savings and Security Plan, you must complete and return the enclosed Instruction Card in accordance with the directions contained therein in order to effect a valid tender of those Shares.

    You may deliver the notice of guaranteed delivery by hand or transmit it by telegram, telex, facsimile transmission or mail to the depositary and you must include a guarantee by an eligible institution in the form set forth in that notice.

    In all cases, we will exchange Sterling Software shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the depositary of certificates for Sterling Software shares (or timely confirmation of a book-entry transfer of such securities into the depositary's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents. Accordingly, you may be paid at different times depending upon when the depositary actually receives certificates for Sterling Software shares or confirmations of book-entry transfers of those shares.

    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Sterling Software shares tendered and accepted for exchange by us and with respect to any and all other Sterling Software shares and other securities issued or issuable in respect of the Sterling Software shares on or after February 14, 2000. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit with the depositary the shares of our common stock for Sterling Software shares that you have tendered. All such proxies shall be considered coupled with an interest in the tendered Sterling Software shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies and, if given, they will not be deemed effective. Our designees will, with respect to the Sterling Software shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Sterling Software's stockholders or otherwise. We reserve the right to require that, in order for Sterling Software shares to be deemed validly tendered, immediately upon our acceptance for exchange of those Sterling Software shares, we must be able to exercise full voting rights with respect to such Sterling Software shares.

    We will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Sterling Software shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Sterling Software shares that we determine are not in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer (other than the minimum tender condition) or any defect or irregularity in the tender of any Sterling Software shares. No tender of Sterling Software shares will be deemed to have been validly made until all defects and irregularities in tenders of Sterling Software shares have been cured or waived. Neither we, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Sterling Software shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto will be final and binding.

    The tender of Sterling Software shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

PURPOSE OF THE OFFER; THE MERGER; APPRAISAL RIGHTS

    We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Sterling Software. The offer is the first step in our acquisition of Sterling Software, and is intended to facilitate the acquisition of all Sterling Software shares. You will not have appraisal rights as a result of consummation of the offer. We intend, as soon as practicable after consummation of the offer, to seek to merge Silversmith Acquisition Corp., a wholly owned subsidiary of Computer Associates, with Sterling Software. The purpose of the merger is to acquire all Sterling Software shares not tendered and exchanged pursuant to the offer. At the effective time of the merger, each share of Sterling Software common stock, except for shares held by Sterling Software, us or any of our or Sterling Software's subsidiaries, will be converted into the right to receive the same number of Computer Associates shares (and same amount of cash, if any) per Sterling Software share as is paid in the offer, subject to appraisal rights that may be available under Delaware law. Assuming satisfaction or waiver of the conditions to the merger, we are obligated to use all reasonable efforts to consummate the merger pursuant to
Section 253 of the Delaware General Corporation Law. Under Section 253 of the Delaware General Corporation Law, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge itself into the subsidiary corporation without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Alternatively, assuming the minimum tender condition is satisfied and we consummate the offer, we would have sufficient voting power to effect the merger under Section 251 of the Delaware General Corporation Law without the vote of any other stockholder of Sterling Software.

    Although stockholders do not have appraisal rights as a result of the offer, if the merger is consummated pursuant to Section 253 of the Delaware General Corporation Law, Sterling Software stockholders at the time of the merger who do not vote in favor of the merger will have the right under the Delaware General Corporation Law to dissent and demand appraisal of their Sterling Software shares in accordance with Section 262 of the Delaware General Corporation Law. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Sterling Software shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In CEDE & CO. AND CINERAMA, INC. V. TECHNICOLOR, INC., the Supreme Court of the State of Delaware construed Section 262 of the Delaware General Corporation Law and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination. Any such judicial determination of the fair value of Sterling Software shares could be based upon factors other than, or in addition to, the price per Sterling Software share to be paid in the merger or the market value of the Sterling Software shares. The value so determined could be more or less than the price per Sterling Software share to be paid in the merger.

    Assuming the Sterling Software shares remain listed on a national securities exchange or are then quoted through NASDAQ or held of record by more than 2,000 holders, and assuming we do not elect the cash option, the holders of Sterling Software shares will not have appraisal rights if the merger is consummated pursuant to Section 251 of the Delaware General Corporation Law. However, if the merger is so consummated, and if, on the date fixed to determine stockholders entitled to vote on the merger, the Sterling Software shares are not listed on a national securities exchange or quoted through NASDAQ or held of record by more than 2,000 holders, or if we elect the cash option, you will have appraisal rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law as described above.

    Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the merger if the merger occurred within one year of consummation of the offer, would require, among other things, that some financial information concerning Sterling Software, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Sterling Software therein, be filed with the SEC and disclosed to you prior to consummation of the merger.

    In addition, we reserve the right to acquire, following the consummation or termination of the offer, additional Sterling Software shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as we decide, which may be more or less favorable than those of the offer. We and our affiliates also reserve the right to dispose of any or all Sterling Software shares acquired by us pursuant to the offer or otherwise, upon such terms and at such prices as we shall determine.

    Upon consummation of the offer, we intend to take appropriate actions to optimize and rationalize the combined entities' assets, operations, management, personnel, general and administrative functions and corporate structure. Except as we have otherwise discussed elsewhere in this prospectus, we do not have any plans or proposals right now that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Sterling Software or any of its subsidiaries, or any material changes in Sterling Software's corporate structure or business, or any change in its management.

    Upon consummation of the offer, we may also elect or seek the election of nominees of our choice to Sterling Software's board of directors. Pursuant to the merger agreement, until the merger is completed Sterling Software's board of directors will always have at least two members who were Sterling Software directors prior to consummation of the offer. See "The Merger Agreement and the Tender Agreement--The Merger Agreement--Sterling Software Board of Directors."

CONDITIONS OF THE OFFER

    The offer is subject to a number of conditions, which are described below:

    MINIMUM TENDER CONDITION

    There must be validly tendered, prior to the expiration of the offer, and not withdrawn a number of Sterling Software shares which will constitute at least a majority of the total number of outstanding Sterling Software shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Sterling Software shares had been so converted, exercised or exchanged) as of the date that we accept the Sterling Software shares pursuant to the offer. We call this the "minimum tender condition." Based on information supplied by Sterling Software, the number of shares needed to satisfy the minimum tender condition would have been 51,457,769 as of February 9, 2000.

    ANTITRUST CONDITION

    The waiting period, and any extension thereof, applicable to the offer and the merger under the HSR Act and any other applicable antitrust law must have expired or been terminated. We call this the "antitrust condition."

    Under the HSR Act, and the rules that have been promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and some waiting period requirements have been satisfied. The acquisition of Sterling Software shares pursuant to the offer is subject to the HSR Act. On February 14, 2000, we filed with the Antitrust Division and the Federal Trade Commission a Notification and Report Form under the HSR Act with respect to the offer. Under the applicable provisions of the HSR Act, the purchase of Sterling Software shares under the offer cannot be consummated until the expiration or early termination of a waiting period that began on February 14, 2000. The initial waiting period under the HSR Act is 30 days. Either the Federal Trade Commission or the Antitrust Division may issue a request for additional information or documentary material, which will extend the waiting period until 20 days after substantial compliance with such request. Federal, state and foreign antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as our acquisition of Sterling Software shares pursuant to the offer. At any time before or after we acquire Sterling Software shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Sterling Software shares pursuant to the offer or otherwise or seeking divestiture of Sterling Software shares acquired by us or divestiture of assets of Computer Associates or Sterling Software. Private parties may also bring legal action under the antitrust laws under some circumstances. Computer Associates and Sterling Software conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the offer. See "--Other Conditions of the Offer."

    Some large Sterling Software stockholders (those that would receive more than $15 million in Computer Associates shares) may be required to make separate filings with the Federal Trade Commission and Antitrust Division under the HSR Act and the Rules in conjunction with the receipt of shares of our common stock. If you must make such a filing, you will then be required to observe applicable waiting periods under the HSR Act and the Rules before receiving shares of Computer Associates common stock. If you are obligated to make such a filing, we will deposit the shares of our common stock to be exchanged, pursuant to the Rules, pending expiration or early termination of the waiting period.

    Although no assurances can be given, we anticipate that HSR Act clearance will be obtained on a timely basis.

    The acquisition of Sterling Software may also require notification to the competition authorities of various countries in which both Computer Associates and Sterling Software conduct business, depending on the filing requirements and thresholds of merger regulations in such countries. Computer Associates and Sterling Software currently believe that such filings may be required in Austria, Brazil, Finland, Germany, the Netherlands, Poland, Portugal, South Africa, Sweden, Taiwan and Turkey. Although no assurances can be given, we anticipate receiving all required clearances under foreign competition laws on a timely basis.

    REGISTRATION STATEMENT EFFECTIVENESS CONDITION

    The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We call this the "registration statement effectiveness condition."

    NYSE LISTING CONDITION

    The shares of Computer Associates common stock issuable to Sterling Software stockholders in the offer and the merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

    OTHER CONDITIONS OF THE OFFER

    The offer is also subject to the conditions that, at the time of acceptance for exchange of Sterling Software shares pursuant to the offer:

    - there shall not have been instituted or pending any action or proceeding by any governmental entity, (1) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the offer, the acceptance for exchange of, or the exchange or delivery of, the Computer Associates shares for some or all the Sterling Software shares by us or the consummation by us of the merger, or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the tender agreement, the merger agreement, the offer or the merger, (2) seeking to restrain or prohibit the ownership or operation by Computer Associates, Silversmith Acquisition Corp. or any of their subsidiaries or affiliates of all or any portion of the business or assets of Sterling Software and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, or to compel Computer Associates or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of Sterling Software and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, (3) seeking to impose limitations on the ability of Computer Associates or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Sterling Software shares, including, without limitation, the right to vote any Sterling Software shares acquired or owned by Computer Associates or any of its subsidiaries or affiliates on all matters properly presented to Sterling Software's stockholders or (4) seeking to require divestiture by Computer Associates or any of its subsidiaries or affiliates of any Sterling Software shares

    - there shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the merger agreement, the tender agreement, the offer or the merger, by any governmental entity that, in the judgment of Computer Associates, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in the immediately preceding paragraph

    - Sterling Software shall not have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the merger agreement, other than the Material Agreement Covenant described below under "The Merger Agreement and the Tender

      Agreement--The Merger Agreement--Conduct of Business Pending the Merger", or Sterling Software shall not have breached the Material Agreement Covenant such that the aggregate of all such breaches would materially and adversely affect Sterling Software and its subsidiaries taken as a whole or us

    - Sterling Software's representations and warranties in the merger agreement that are qualified as to materiality shall be true and correct, and its representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of the agreement and as of the expiration of the offer, including any extension thereof (except to the extent expressly made as an earlier date, in which case as of such date). Notwithstanding the foregoing, this condition shall not be deemed to exist unless the failure of such representations and warranties so to be true and correct, without giving effect to any limitation as to "materially" or "material adverse effect" or similar limitations, individually or in the aggregate, has had and could reasonably be expected to have a material adverse effect, as defined in the merger agreement, on Sterling Software

    - the merger agreement has not been terminated in accordance with its terms

    - (1) the board of directors of Sterling Software, or any committee thereof, has not withdrawn or materially modified or amended in a manner adverse to Computer Associates or Silversmith Acquisition Corp. its approval or recommendation of the offer, the merger, the merger agreement or the entry by Silversmith Acquisition Corp. into the tender agreement or (2) the board of directors of Sterling Software, or any committee thereof, has not recommended to the stockholders of Sterling Software any acquisition proposal (as defined in the merger agreement) or resolved to do so or publicly announced an intention to do so

    - Sterling Software has not entered into, or publicly announced its intention to enter into, an agreement or agreement in principle, other than a customary confidentiality agreement, with respect to any acquisition proposal, as defined in the merger agreement, or

    - no person or group, as defined in Exchange Act Section 13(d)(3), other than Computer Associates or any of its subsidiaries, has become the beneficial owner, as defined in Exchange Act rule 13d-3, of 15% or more of the outstanding shares of common stock of Sterling Software or acquired, directly or indirectly, 15% or more of the assets of Sterling Software and its subsidiaries

    The conditions of the offer described above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions, including any action or inaction by us. We may waive these conditions in whole or in part, other than the minimum tender condition. The determination as to whether any condition has been satisfied shall be in our good faith judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding anything to the contrary in this prospectus, we cannot and will not assert any of the conditions to the offer, other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the SEC, at any time after the expiration date of the offer. Notwithstanding the fact that we reserve the right to assert the failure of a regulatory condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel our obligation to exchange properly tendered Sterling Software shares, we will either promptly exchange such Sterling Software shares or promptly return such Sterling Software shares.

REGULATORY APPROVALS

    Computer Associates and Sterling Software have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger which are described above under "--Conditions of the Offer--Antitrust Condition," the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

CERTAIN EFFECTS OF OFFER

    REDUCED LIQUIDITY; POSSIBLE DELISTING

    The tender of Sterling Software shares pursuant to the offer will reduce the number of holders of Sterling Software shares and the number of Sterling Software shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Sterling Software shares held by the public. Sterling Software shares are listed and principally traded on the NYSE. Depending on the number of Sterling Software shares acquired pursuant to the offer, following consummation of the offer, Sterling Software shares may no longer meet the requirements of the NYSE for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Sterling Software shares if, among other things, (i) the number of publicly held Sterling Software shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more Sterling Software shares should fall below 1,200 or (iii) the aggregate market value of publicly held shares should fall below
$5 million.

    According to Sterling Software, there were, as of February 9, 2000, approximately 82,511,293 Sterling Software common shares outstanding.

    If the NYSE were to delist the Sterling Software shares, including after the exchange of shares in the offer but prior to the merger, the market for them could be adversely affected. It is possible that Sterling Software shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System (which we refer to as "NASDAQ") or by other sources. The extent of the public market for the Sterling Software shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Sterling Software shares remaining at such time, the interest in maintaining a market in the Sterling Software shares on the part of securities firms, the possible termination of registration of Sterling Software shares under the Exchange Act, as described below, and other factors.

    STATUS AS "MARGIN SECURITIES"

    The Sterling Software shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Sterling Software shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummations of the offer, the Sterling Software shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Sterling Software shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Sterling Software shares in the merger, you should refer to "--Purpose of the Offer; the Merger; Appraisal Rights."

    REGISTRATION UNDER THE EXCHANGE ACT

    Sterling Software shares are currently registered under the Exchange Act. Sterling Software can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Sterling Software shares. Termination of registration of the Sterling Software shares under the Exchange Act would reduce the information that Sterling Software must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Sterling Software shares. Furthermore, the ability of "affiliates" of Sterling Software and persons holding "restricted securities" of Sterling Software to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required to purchase Sterling Software shares pursuant to the offer and the merger, if we were to elect to exercise the cash option, will depend on the value of Computer Associates shares at the time we elect the cash option and the extent to which we elect the cash option. Accordingly, we cannot determine that amount now. We will obtain all funds needed for this purpose from our general corporate funds. Also, we will pay cash instead of issuing fractional shares of Computer Associates common stock. Cash for fractional shares will come from our general corporate funds.

RELATIONSHIPS WITH STERLING SOFTWARE

    Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sterling Software, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions within the last two years, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Sterling Software or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth in this prospectus, neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has within the last two years had any transaction with Sterling Software or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

ACCOUNTING TREATMENT

    The acquisition of Sterling Software by Computer Associates would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Sterling Software's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

FEES AND EXPENSES

    We have retained MacKenzie Partners, Inc. to act as the information agent in connection with the offer. The information agent may contact holders of Sterling Software shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of Sterling Software shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

    We will not pay any fees or commissions to any broker, dealer or other persons (other than the information agent) for soliciting tenders of Sterling Software shares pursuant to the offer.

    Broadview International LLC provided certain financial advisory services to Sterling Software in connection with the offer and the merger. Details concerning the arrangements between Sterling Software and Broadview International LLC are disclosed in Sterling Software's Schedule 14D-9, which is being mailed to stockholders of Sterling Software with this prospectus.

    Sterling Software received an opinion from Goldman, Sachs & Co. dated February 14, 2000 substantially to the effect that, as of such date, the consideration to be received by Sterling Software stockholders pursuant to the merger agreement is fair from a financial point of view to the stockholders of Sterling Software. The opinion is attached as an exhibit to Sterling Software's
Schedule 14D-9, which is being mailed to the stockholders of Sterling Software with this prospectus. Details concerning the arrangements between Sterling Software and Goldman, Sachs & Co. are disclosed in Sterling Software's
Schedule 14D-9.

STOCK EXCHANGE LISTINGS

    Our common stock is listed on the NYSE. We will make an application as necessary to list on the NYSE the common stock that we will issue pursuant to the offer and the merger.

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
                 THE MERGER AGREEMENT AND THE TENDER AGREEMENT

    The merger agreement and the tender agreement are filed as exhibits to the registration statement of which this prospectus is a part and the merger agreement and the tender agreement are incorporated by reference in this prospectus. We believe the following summary describes the material terms of the merger agreement and the tender agreement. However, we recommend that you read carefully the complete agreements for their precise legal terms and other information that may be important to you.

THE MERGER AGREEMENT

THE OFFER

    CONDITIONS. Our obligation to complete the offer is subject to the conditions described on pages 40-42 of this prospectus and include the minimum tender condition, the antitrust condition and the registration statement effectiveness condition.

    We have agreed that, without the prior written consent of Sterling Software, no change may be made to the offer which

    - changes the form or amount of consideration to be paid, other than in connection with the cash election or by adding consideration,

    - imposes conditions to the offer in addition to those set forth in the merger agreement or which changes or waives the minimum tender condition,

    - extends the offer, other than as described below, or

    - makes any other change to any condition to the offer which is adverse to the holders of Sterling Software shares.

    CONSIDERATION. The merger agreement provides for the consideration that we will pay in the offer, including the exchange ratio, the adjustments to the exchange ratio, if any, and the procedures for the cash election, if any. For a description of those matters, refer to the discussion under "The Offer," including under the caption "--Basic Terms."

    EXPIRATION OR TERMINATION OF THE OFFER. We have agreed that if, at the scheduled expiration date of the offer, the conditions to the offer shall not have been satisfied or waived, other than several specified conditions, unless there is no reasonable possibility of all of the conditions to the offer being satisfied on or before September 30, 2000, we will extend the expiration date of the offer for an additional period or periods of time, each of which being no longer than 15 business days, until the date that such conditions are satisfied or waived and we become obligated to accept for payment and pay for Sterling Software shares tendered pursuant to the offer. However, if at any scheduled expiration date of the offer, all of the conditions to the offer have been satisfied or waived other than the minimum tender condition, we will only be required to extend the offer for an additional 20 business days following such scheduled expiration date.

THE MERGER

    If the conditions to the merger are satisfied or waived in accordance with the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, Silversmith Acquisition Corp. will merge with Sterling Software. Sterling Software will survive the merger as a wholly owned subsidiary of Computer Associates.

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
EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as is agreed by Computer Associates and Sterling Software and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable, but no later than the second business day, after satisfaction or waiver of the conditions described below under "--The Merger Agreement--Other Provisions--Conditions of the Merger" unless the parties agree to another date.

ADDITIONAL EFFECTS OF THE MERGER

    Upon completion of the merger:

    - each outstanding share of capital stock of Silversmith Acquisition Corp. will be converted into and become one share of common stock of Sterling Software as the corporation surviving the merger

    - each outstanding share of Sterling Software common stock will be converted into and become the right to receive the amount and type of consideration received by Sterling Software stockholders who tendered their shares in the offer

    - the directors and officers of Silversmith Acquisition Corp. at the effective time of the merger will become the directors and officers of Sterling Software as the corporation surviving the merger

    - the certificate of incorporation of Sterling Software, as in effect immediately prior to the effective time of the merger, will be amended as of the effective time of the merger so as to (a) reduce the total number of authorized shares of capital stock to be 1,000 shares of common stock, par value $.10 per share, and (b) permit the stockholders of the corporation to take action without a meeting, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of Sterling Software as the corporation surviving the merger and

    - the by-laws of Silversmith Acquisition Corp. at the effective time of the merger will become the by-laws of Sterling Software as the corporation surviving the merger.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    EXCHANGE AGENT. At the time the merger becomes effective, Computer Associates shall enter into an agreement with a bank or trust company that is reasonably acceptable to Sterling Software, with which Computer Associates shall deposit any required cash and certificates representing the number of whole shares of Computer Associates common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Sterling Software common stock. Soon after the completion of the merger, we will send a letter to each person who was a Sterling Software stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Sterling Software stock certificates to the exchange agent and receive shares of Computer Associates and cash, if any cash is payable. See "The Offer--Procedure for Tendering."

    DIVIDENDS. Holders of Sterling Software shares will not be entitled to receive any dividends or other distributions payable by Computer Associates until they exchange their Sterling Software stock certificates for certificates representing shares of Computer Associates common stock. Once they deliver their Sterling Software stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

    FRACTIONAL SHARES. No fractional shares of Computer Associates common stock will be issued upon the surrender of certificates representing Sterling Software shares. No dividend or other distribution of Computer Associates will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Computer Associates. Holders of Sterling Software shares otherwise entitled to fractional shares of Computer Associates common stock will receive a cash payment instead of such fractional shares. Following the effective time, the exchange agent will determine the excess of the number of whole shares of Computer Associates common stock delivered to the exchange agent by Computer Associates for distribution to Sterling Software stockholders over the aggregate number of whole Computer Associates shares to be distributed to Sterling Software stockholders. The exchange agent will then, on behalf of the former Sterling Software stockholders, sell the excess shares at then prevailing prices on the NYSE, all in the manner provided in the merger agreement. Notwithstanding the foregoing, Computer Associates has the option, exercisable prior to the effective time of the merger, in lieu of the issuance of such excess shares to pay each former holder of Sterling Software shares an amount of cash equal to the product of the fractional share interest to which such holder would otherwise be entitled and the closing price of Computer Associates common stock on the NYSE on the effective date of the merger.

    As soon as practicable after the determination of the amount of cash to be paid to holders of Sterling Software shares with respect to any fractional share interests, the exchange agent will make available such amounts to such Sterling Software holders subject to and in accordance with the terms of the merger agreement.

STERLING SOFTWARE BOARD OF DIRECTORS

    Upon acceptance for exchange of Sterling Software shares in the offer, Computer Associates will be entitled to designate a number of Sterling Software directors (rounded up to the next whole number) that bears the same proportion to the total number of Sterling Software directors as the proportion of the total number of shares of Sterling Software then held by Computer Associates bears to the total number of outstanding Sterling Software shares, provided that until the merger has been consummated Sterling Software's board of directors shall always have at least two members who were directors of Sterling Software prior to consummation of the offer. The merger agreement provides that, prior to the effective time of the merger, if Computer Associates designees are elected to the Sterling Software board, the affirmative vote of the continuing Sterling Software directors will be required to

    - amend or terminate the merger agreement

    - waive any of Sterling Software's rights, benefits or remedies under the merger agreement

    - extend the time for performance of Computer Associates or Silversmith Acquisition Corp.'s obligations under the merger agreement or

    - approve any other action by Sterling Software which is reasonably likely to adversely affect the interests of Sterling Software's stockholders, other than Computer Associates and its affiliates, with respect to the transactions contemplated by the merger agreement.

OTHER PROVISIONS

    STERLING SOFTWARE STOCK OPTIONS. The merger agreement provides that each outstanding option to purchase shares of Sterling Software common stock which had been granted to specified management employees, including executive officers, will become fully vested and immediately exercisable immediately prior to the consummation of the offer. Alternatively, these management employees may elect to have their Sterling Software stock options canceled in exchange for a cash payment for each underlying Sterling Software share equal to the excess of the cancellation price, which is the option exchange ratio multiplied by the average Computer Associates trading price, over the exercise price for such share. The offer and the merger will not affect the vesting schedule of any Sterling Software stock options other than those held by the specified management employees.

    Under the merger agreement, each Sterling Software stock option left unexercised at the time the offer is consummated and not canceled as described above will become an option to purchase shares of Computer Associates common stock upon consummation of the offer. In that case,

    - the option will become exercisable for a number of shares of Computer Associates common stock equal to the number of underlying Sterling Software shares multiplied by the option exchange ratio and

    - the exercise price of the option will be divided by the option exchange ratio.

    The option exchange ratio used for purposes of making the calculations described in this section will correspond to the exchange ratio used for Sterling Software shares tendered pursuant to the offer, and will be appropriately adjusted if Computer Associates elects the cash option under the merger agreement.

    For more information on the treatment of Sterling Software stock options in connection with the offer and the merger, please refer to Item 3 of Sterling Software's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to Sterling Software stockholders together with this prospectus.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

    - corporate organization and similar corporate matters of each of Computer Associates and Sterling Software

    - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of Computer Associates and Sterling Software

    - the capital structure of each of Computer Associates and Sterling Software

    - documents filed by each of Computer Associates and Sterling Software with the SEC and the accuracy of information contained in such documents

    - financial statements included in documents filed by each of Computer Associates and Sterling Software with the SEC, the accuracy of such information presented by such financial statements, compliance with applicable accounting standards and requirements by such financial statements and, in the case of Sterling Software, the absence of undisclosed liabilities

    - the accuracy of information supplied by each of Computer Associates and Sterling Software in connection with this prospectus and the registration statement of which it is a part

    - outstanding and pending material litigation of each of Computer Associates and Sterling Software

    - the absence of material changes or events concerning Computer Associates and Sterling Software through the date of the merger agreement

    - compliance with laws and permit requirements by Computer Associates and Sterling Software

    - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by Computer Associates and Sterling Software

    - subsidiaries of Sterling Software

    - filing of tax returns and payment of taxes by Sterling Software

    - matters relating to benefit plans of Sterling Software

    - matters relating to the Employee Retirement Income Security Act for Sterling Software

    - certain contracts and debt instruments of Sterling Software

    - software, intellectual property and infringement matters concerning Sterling Software

    - ownership of properties and assets of Sterling Software

    - interests of directors and officers in Sterling Software assets

    - Sterling Software board of directors' recommendation of the offer and merger

    - receipt of fairness opinion by Computer Associates and Sterling Software from their respective financial advisors

    - ownership interests of Computer Associates in Sterling Software common stock and

    - interim operations and ownership of Silversmith Acquisition Corp.

    All representations and warranties of Computer Associates and Sterling Software expire at the time the merger becomes effective.

    CONDUCT OF BUSINESS PENDING THE MERGER. Sterling Software has agreed that Sterling Software and its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the merger agreement and, to the extent consistent with such previous conduct, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. The merger agreement further provides that, except as expressly provided in the merger agreement or as set forth in the disclosure schedule to the merger agreement during the period from the execution and delivery of the merger agreement to the consummation of the offer, Sterling Software will not, and will not permit any of its subsidiaries to:

    - declare or pay any dividends on or make any other distributions in respect of, capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Sterling Software to its parent, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire any shares of capital stock of Sterling Software or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities

    - issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Sterling Software shares upon the exercise of stock options outstanding on the date of the merger agreement, under the Sterling Software rights plan or under its employee stock purchase plan

    - amend the articles of incorporation, by-laws or other comparable charter or organizational documents of Sterling Software or any of its significant subsidiaries

    - acquire or agree to acquire any business including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof

    - mortgage or otherwise encumber or subject to any lien or sell, lease, transfer or otherwise dispose of any of Sterling Software's intellectual property or any other material properties or assets except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, or except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of Sterling Software's intellectual property

    - make or agree to make any new capital expenditures in excess of $500,000 in the aggregate

    - make any material tax election, unless required by law, or settle or compromise any material income tax liability

    - pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice and in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements, or the notes thereto, of Sterling Software included in documents filed with the SEC, liabilities incurred in the ordinary course of business consistent with past practice, or liabilities not to exceed $2,500,000 in the aggregate, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Sterling Software or any of its subsidiaries is a party

    - commence a lawsuit other than for the routine collection of amounts owed or in such cases where Sterling Software in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of Sterling Software's business, provided that Sterling Software consults with Computer Associates prior to filing such suit

    - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Sterling Software or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between Sterling Software and any of its wholly owned subsidiaries or between such subsidiaries, or make any loans, advances or capital contributions to, or investments in, any other person

    - enter into or amend any employment or severance agreement or similar arrangements, enter into any agreement pursuant to which Sterling Software or any of its subsidiaries will provide services for a term of more than 30 days at a fixed or capped price or otherwise pursuant to terms that are not consistent with agreements entered into by Sterling Software or any of its subsidiaries in the ordinary course of business, enter into any customer sale or license agreement on terms outside the ordinary course of business, pay commissions to sales employees except on the basis of executed customer contracts with respect to products actually delivered to customers, other than customer sales contracts or licenses enter into any contracts or series of related contracts in excess of $500,000, enter into or amend any agreement or arrangement for obtaining professional services or advice involving payments of more than $200,000 to any one service provider (provided that this clause does not apply to legal services or advice obtained in connection with the transactions contemplated by the merger agreement), enter into any product swap transactions that would be in violation of generally accepted accounting principles, make any determination as to amounts payable under any plan, arrangement or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of Sterling Software or any of its subsidiaries, or enter into, adopt, or amend any agreement, arrangement or benefit plan so as to increase the liability of Sterling Software or Computer Associates or any of their subsidiaries in respect of compensation or benefits except as may be required by law (we call this covenant the "Material Agreement Covenant") or

    - authorize any of, or commit or agree to take any of, the foregoing actions.

    ACCESS TO INFORMATION. Sterling Software agreed, subject to applicable law, to give Computer Associates and its representatives access, during normal business hours and upon reasonable notice, to the properties, books, contracts, commitments, personnel and records of Sterling Software and its subsidiaries, and to furnish Computer Associates and its representatives with copies of all securities filings, material tax return documents and such other information concerning its business, properties and personnel as such persons may reasonably request.

    OTHER OFFERS. The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, Sterling Software will not, whether directly or indirectly through advisors, agents or other intermediaries, and will cause its officers, directors, advisors, representatives and other agents not to, directly or indirectly:

    - solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal

    - participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to Sterling Software or its subsidiaries or afford access to the properties, books or records of Sterling Software or its subsidiaries to, any person or entity that has made an acquisition proposal or with or to any person or entity in contemplation of an acquisition proposal or

    - enter into any agreement or agreement in principle providing for or relating to an acquisition proposal;

PROVIDED, HOWEVER, that if and only if:

    - a person has submitted an unsolicited acquisition proposal to Sterling Software's board of directors under circumstances in which Sterling Software has complied with its obligations described above

    - Sterling Software's board of directors believes in good faith, based on such matters as it deems relevant, including the advice of its financial advisor, that the unsolicited acquisition proposal is a superior proposal, as described below, and

    - Sterling Software's board of directors determines in good faith, based on such matters as it deems relevant, including consultation with outside counsel, that engaging in negotiations or discussions or providing information in response to the unsolicited acquisition proposal is required to satisfy the directors' fiduciary duties under the Delaware General Corporation Law then Sterling Software may furnish information concerning Sterling Software and its subsidiaries under a customary confidentiality agreement to the person making the superior proposal and participate in negotiations and discussions regarding the superior proposal.

    In response to a superior proposal which was not solicited by Sterling Software and which did not otherwise result from a breach of the provisions of the merger agreement described above, Sterling Software may terminate the merger agreement if its board of directors determines in good faith, based on such matters as it deems relevant, including consultation with outside counsel, that the directors' fiduciary duties under the Delaware General Corporation Law require termination. Termination under this provision of the merger agreement may only occur after the third business day following Computer Associates' receipt of written notice from Sterling Software advising that Sterling Software's board of directors is prepared to accept the superior proposal, and Sterling Software must pay a termination fee in the amount of $175 million, plus expenses up to $10 million, to Computer Associates promptly upon such termination. See "--Termination Fee; Expenses."

    No provision of the merger agreement prohibits Sterling Software's board of directors from taking and disclosing to Sterling Software's stockholders a position with respect to a tender offer made pursuant to Exchange Act rules 14d-9 and 14e-2 or from making any disclosure required by applicable law.

    The merger agreement provides that:

    - the term "acquisition proposal" means any inquiry, proposal or offer from any person, other than Computer Associates, Silversmith Acquisition Corp. or any of their affiliates, relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving Sterling Software or any of its significant subsidiaries, any direct or indirect acquisition or purchase of 15% or more (by voting power) of the outstanding capital stock of Sterling Software or any of its significant subsidiaries, any tender offer or exchange offer that if completed would result in any person (together with its affiliates) owning 15% or more (by voting power) of the outstanding capital stock of Sterling Software or any of its significant subsidiaries, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of Sterling Software or any of its significant subsidiaries outside the ordinary course of business or inconsistent with past practice

    - the term "superior proposal" means any bona fide acquisition proposal which is on terms that Sterling Software's board of directors determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation) provides for consideration which would exceed the value of the consideration provided for in the offer and the merger, after taking into account all relevant factors, including any conditions to such acquisition proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the acquisition proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals.

    Sterling Software has agreed to promptly advise Computer Associates of any request for information relating to an acquisition proposal or any inquiry relating to or which could result in an acquisition proposal, including the material terms and conditions of such request, acquisition proposal or inquiry and the identity of the person making the same. Sterling Software has agreed to inform Computer Associates on a prompt basis of the status and content of any discussions regarding any acquisition proposal with a third party and as promptly as possible of any change in the price, structure or form of the consideration or material terms of and conditions regarding the acquisition proposal.

    COMPLIANCE BY SILVERSMITH ACQUISITION CORP. Computer Associates has agreed that it will take all action necessary, including ensuring that Silversmith Acquisition Corp. has sufficient funds and shares of Computer Associates Common Stock, to cause Silversmith Acquisition Corp. to perform its obligations under the merger agreement and to consummate the offer and the merger on the terms and conditions set forth in the merger agreement.

    EMPLOYEE BENEFITS. Except as otherwise provided in the merger agreement, Computer Associates has agreed to honor in accordance with their terms all Sterling Software benefit plans and all severance and employment agreements disclosed to Computer Associates and all accrued benefits vested thereunder; provided that Computer Associates is not prevented from terminating any such benefit plan or other agreement in accordance with its terms. In addition, Computer Associates has agreed to provide employees of Sterling Software and its subsidiaries retained by Computer Associates with employee benefits in the aggregate no less favorable than those benefits provided to similarly situated employees of Computer Associates.

    DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION. The merger agreement provides that, for six years after the effective time of the merger, Computer Associates and Sterling Software, as the corporation surviving the merger, indemnify and hold harmless, including advancement of expenses, the current and former directors and officers of Sterling Software in respect of acts or omissions occurring on or prior to the effective time to the extent provided in Sterling Software's certificate of incorporation, by-laws and indemnity agreements in effect on the date of the merger agreement, subject to any limitation imposed from time to time under applicable law. Computer Associates has agreed to maintain Sterling Software's current directors and officers insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the effective time of the merger or provide similar coverage for a period of not less than two years from the effective time of the merger for all persons who are directors and officers of Sterling Software on the date of the merger agreement, provided that Computer Associates will not be obligated to pay an annual premium for any such coverage in excess of the premium paid by Sterling Software for its most recent fiscal year.

    STERLING SOFTWARE STOCKHOLDERS MEETING. If required by applicable law to effectuate the merger, the merger agreement requires Sterling Software to call a meeting of its stockholders as soon as reasonably practicable after acceptance for payment of Sterling Software shares tendered in the offer. Under the merger agreement, at any such meeting, Computer Associates and Silversmith Acquisition Corp. have agreed to make a quorum and to vote all Sterling Software shares acquired in the offer or otherwise beneficially owned by them in favor of adoption of the merger agreement. If the minimum tender condition is satisfied pursuant to the offer, Silversmith Acquisition Corp. will hold at least a majority of the outstanding Sterling Software shares and will be able to assure that the requisite number of affirmative votes in favor of approval and adoption of the merger agreement will be received, even if no other stockholder votes in favor thereof. If Silversmith Acquisition Corp. obtains at least 90% of the outstanding Sterling Software shares pursuant to the offer, it has agreed to effect the merger without any notice to and without the authorization of the stockholders of Sterling Software pursuant to Section 253 of the Delaware General Corporation Law.

    ANTITRUST APPROVALS. Each of Computer Associates and Sterling Software has agreed to:

    (1) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "antitrust laws") with respect to the transactions contemplated by the merger agreement and the tender agreement

    (2) comply at the earliest practicable date with any request under the HSR Act or other antitrust laws for additional information, documents, or other material received by such party or any of its subsidiaries from any governmental entity in respect of such filings or such transactions

    (3) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental entity under any antitrust laws with respect to any such filing or any such transaction

    (4) use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other antitrust laws with respect to such transactions as promptly as possible after the execution of the merger agreement and

    (5) use all reasonable efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement or the tender agreement under any antitrust laws.

If any administrative or judicial action or proceeding is instituted or threatened to be instituted challenging any transaction contemplated by the merger agreement or the tender agreement as violative of any antitrust law, and, if by mutual agreement, Computer Associates and Sterling Software decide that litigation is in their best interests, each has agreed to cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the offer, the merger or any such other transactions.

    The parties' agreements to cooperate in resolving objections or proceedings raised under any antitrust laws with respect to the offer and the merger are subject to the following limitations in the merger agreement:

       (A) neither Computer Associates nor any of its subsidiaries will be required to divest any of their respective businesses, product lines or assets

       (B) neither Computer Associates nor any of its subsidiaries will be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, condition, results of operations or prospects of Computer Associates and its subsidiaries taken as a whole or Computer Associates combined with Sterling Software after the effective time of the merger

       (C) neither Sterling Software nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect with respect to Sterling Software

       (D) no party to the merger agreement will be required to agree to the imposition of or to comply with, any condition, obligation or restriction on Computer Associates or any of its subsidiaries or on Sterling Software (as surviving corporation of the merger) or certain of its subsidiaries and

       (E) neither Computer Associates nor Silversmith Acquisition Corp. will be required to waive any of the conditions to the offer or the merger described under "The Offer--Conditions of the Offer" and "--Conditions to the Completion of the Merger."

    FURTHER ASSURANCES. Each of Computer Associates and Sterling Software has agreed, pursuant to the merger agreement, to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the offer, the merger, and the other transactions contemplated by the merger agreement and the tender agreement.

    CONDITIONS TO THE COMPLETION OF THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

    - if required by Delaware law, the holders of at least a majority of all outstanding shares of Sterling Software common stock having approved and adopted the merger and the merger agreement

    - Silversmith Acquisition Corp. having accepted for exchange and exchanged all shares of Sterling Software common stock tendered pursuant to the offer unless the failure to consummate the offer is the result of a willful and material breach of the merger agreement by the party asserting such condition

    - no judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect that prevents or prohibits consummation of the merger and

    - the registration statement of which this prospectus forms a part or a post-effective amendment to such registration statement relating to the shares of Computer Associates common stock issuable in connection with the merger having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order.

    TERMINATION EVENTS. The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval of the merger agreement by the stockholders of Silversmith Acquisition Corp. or Sterling Software:

    (1) by mutual written consent of Sterling Software and Computer Associates

    (2) by Computer Associates or Sterling Software if the offer shall have expired or been terminated in accordance with the terms of the merger agreement without Computer Associates or Silversmith Acquisition Corp. having accepted for exchange any Sterling Software shares pursuant to the offer; provided that Computer Associates shall not be permitted to terminate the merger agreement if the offer is terminated or expires without Sterling Software shares being accepted for exchange in violation of the merger agreement

    (3) by Computer Associates or Sterling Software if the offer shall not have been consummated on or before September 30, 2000, unless the failure to consummate the offer is the result of a willful and material breach of the merger agreement by the party seeking to terminate

    (4) by Computer Associates or Sterling Software if the merger shall not have been consummated as a result of any condition described above under "--Conditions to the Completion of the Merger" being incapable of being satisfied

    (5) if any statute, rule, regulation, injunction or decree having the effects described in the first or second "bullet points" under the heading "The Offer--Conditions of the Offer--Other Conditions of the Offer" shall be in effect and shall have become final and nonappealable

    (6) by Computer Associates upon the occurrence of any trigger event described in clauses (1) through (4) under the heading "--Termination Fee; Expenses" below or

    (7) by Sterling Software under the circumstances described above under "--Other Offers."

    TERMINATION FEE; EXPENSES. Sterling Software has agreed to pay Computer Associates a fee in immediately available funds equal to $175 million promptly, but in no event later than one business day, after the termination of the merger agreement (or such later date as may apply in the case of clause (1) below) as a result of the occurrence of any of the events set forth below (a "trigger event"):

    (1) Sterling Software shall have received an acquisition proposal, and at any time prior to, or within one year after the termination of the merger agreement, unless the merger agreement is terminated pursuant to (1) or
       (5) described above under the heading "--Termination Events", Sterling Software shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle, other than a confidentiality agreement permitted by the merger agreement, with respect to any acquisition proposal

    (2) any person or group, as defined in Exchange Act Section 13(d)(3), other than Computer Associates or any of its subsidiaries, shall have become the beneficial owner, as defined in Exchange Act rule 13d-3, of at least 15% of the outstanding shares of Sterling Software or shall have acquired, directly or indirectly, at least 15% of the assets of Sterling Software and its subsidiaries

    (3) Sterling Software shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a condition described in the third or fourth "bullet points" of "The Offer--Conditions of the Offer--Other Conditions of the Offer", and
       (B) is incapable of being or has not been cured by Sterling Software within 10 calendar days after giving written notice to Sterling Software of such breach or failure to perform or

    (4) (A) the board of directors of Sterling Software, or any committee thereof, shall have withdrawn or materially modified or amended in a manner adverse to Computer Associates or Silversmith Acquisition Corp. its approval or recommendation of the offer, the merger or the merger agreement or its approval of the entry by Silversmith Acquisition Corp. into the tender agreement, or shall have failed to make such favorable recommendation, or (B) the board of directors of Sterling Software, or any committee thereof, shall have recommended to the stockholders of Sterling Software any acquisition proposal or shall have resolved to, or publicly announced an intention to, do so.

    The merger agreement provides that, except as described in this section, all fees and expenses incurred in connection with the offer, the merger and the merger agreement shall be paid by the party incurring such fees or expenses, except that, if the offer is not consummated, Computer Associates and Sterling Software will equally share

    - expenses incurred in connection with the printing and mailing of the documents distributed or to be distributed to stockholders of Sterling Software

    - all SEC and other regulatory filing fees with respect to the registration statement of which this prospectus forms a part, and

    - the NYSE listing fee with respect to the listing of Computer Associates shares to be issued in the offer and the merger

    In addition, the merger agreement provides that, if the merger agreement is terminated as a result of the occurrence of a trigger event described above, in addition to the termination fee paid or payable by Sterling Software to Computer Associates as described above, Sterling Software shall assume and pay, or reimburse Computer Associates for, all reasonably documented out-of-pocket fees payable and expenses incurred by Computer Associates, including the fees and expenses of its counsel, in connection with the merger agreement, up to a maximum of $10 million, which amount shall include the fees and expenses allocated to or paid by Sterling Software as described in the immediately preceding paragraph.

THE TENDER AGREEMENT

PARTIES

    As an inducement for Computer Associates and Silversmith Acquisition Corp. to enter into the merger agreement, immediately prior to the signing of the merger agreement, each of the directors and executive officers of Sterling Software entered into the tender agreement with Silversmith Acquisition Corp.

    These directors and executive officers collectively hold an aggregate of 2,490,550 outstanding shares of Sterling Software common stock and collectively have the right to acquire an additional nine million shares upon the exercise of outstanding Sterling Software stock options.

AGREEMENT TO TENDER

    Each Sterling Software stockholder who signed the tender agreement agreed to tender in the offer and not withdraw all of his or her shares of Sterling Software and any additional shares of Sterling Software acquired by such stockholder after the date of the tender agreement.

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PROXY

    In the tender agreement, each Sterling Software stockholder who signed the tender agreement granted Silversmith Acquisition Corp., or any nominee of Silversmith Acquisition Corp., a proxy to vote or consent all of such stockholder's Sterling Software shares:

    - in favor of the adoption of the merger agreement and the tender agreement and approval of the merger and the other transactions contemplated by the merger agreement and tender agreement

    - against any proposal for any recapitalization, merger, sale of assets or other business combination between Sterling Software and any person or entity, other than the merger with Silversmith Acquisition Corp., or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sterling Software under the merger agreement not being fulfilled

    - in favor of any other matter relating to consummation of the transactions contemplated by the merger agreement and the tender agreement.

    In the tender agreement, each Sterling Software stockholder also agreed to cause such stockholder's Sterling Software shares that are outstanding and owned by such person beneficially to be voted in accordance with the foregoing. The tender agreement provides that the proxy will be automatically revoked upon termination of the merger agreement.

NO SOLICITATION

    Each Sterling Software stockholder who signed the tender agreement further agreed to not, directly or indirectly:

    - subject to such stockholder's fiduciary duty as a director of Sterling Software (if the stockholder is a director), solicit, initiate or encourage, or authorize any person to solicit, initiate or encourage, any inquiry, proposal or offer from any person to acquire the business, property or capital stock of Sterling Software or any direct or indirect subsidiary of Sterling Software, or any acquisition of a substantial equity interest in, or a substantial amount of assets of, Sterling Software or any direct or indirect subsidiary of Sterling Software, whether by merger, purchase of assets, tender offer or other transaction, and

    - subject to such stockholder's fiduciary duty as a director of Sterling Software (if the stockholder is a director), participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to make or seek any such inquiry, proposal or offer.

TERMINATION

    The tender agreement provides that the tender agreement and the proxies granted under the tender agreement will terminate upon termination of the merger agreement in accordance with its terms.

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                     CHANGE OF CONTROL SEVERANCE AGREEMENTS

    Each of Sterling Software's executive officers, as well as Mr. Evan A. Wyly, a director of Sterling Software, and a number of other officers of Sterling Software, are parties to change in control severance agreements with Sterling Software. Each change in control severance agreement requires Sterling Software to provide an officer (including Mr. Wyly for that purpose under this section), upon a qualifying termination of employment, a lump sum amount equal to a multiple of the officer's annual cash compensation. Each agreement also requires Sterling Software to continue to provide an officer, for a specified number of months, with the benefits and perquisites that were provided to the officer prior to the qualifying termination of employment. In addition, the agreements also provide for an officer to receive a gross-up payment if the officer becomes subject to any excise tax as a result of any payments that the officer receives under the agreement, or otherwise, being determined to be "excess parachute payments."

    As part of the merger agreement negotiations, we requested that the change in control severance agreements be amended. In particular, we requested that each officer waive his or her right to a continuation of benefits and perquisites, except medical coverages, and that the agreements be amended to add a non-competition covenant in respect of a number of the officers and non-solicitation and confidentiality covenants in respect of all the officers. On February 14, 2000, Sterling Software, Computer Associates and each officer agreed to amend the change in control severance agreements, effective as of the consummation of the offer. We required the amendments as a condition to executing the merger agreement. The amendments become effective upon consummation of the offer. In general, the amendments confirmed and, in some respects reduced, the officers' benefits and imposed upon a number of the officers a non-competition covenant and other covenants to which they were not previously subject. The amendments provide, among other things, that:

    - each officer will be paid a lump sum in cash upon a qualifying termination of employment in satisfaction of all severance pay and in lieu of the continuation of certain benefits and perquisites to which he or she would otherwise have been entitled pursuant to such officer's change in control severance agreement. As to some of the officers, twenty-five percent of the payment is in consideration for entering into a non-competition covenant

    - Sterling Software will continue, for a specified period, medical benefits for each officer

    - each officer will have the right, for up to 30 days after a qualifying termination of employment, to purchase the officer's company-provided car at its current book value

    - a number of the officers will not engage in activities which are competitive with Sterling Software or solicit Sterling Software employees for an agreed upon period. An officer may request a waiver of the non-competition provision after an agreed upon amount of time and such waiver may not be unreasonably withheld by Sterling Software.

    - each officer must keep Sterling Software information confidential

    - each officer is entitled to a gross-up on any excise tax under
      Section 4999 of the Code, which may be imposed on any payments and benefits received by the executive in connection with the offer or the merger

    In addition, three of Sterling Software's officers have agreed to elect to receive cash consideration rather than convert their Sterling Software stock options into options to acquire Computer Associates shares, to the extent that failure to so elect would result in an incremental increase of such individual's excise tax liability.

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
    In addition:

    - Mr. Sterling Williams' change in control severance agreement has been amended to require Sterling Software to transfer to him, upon a qualifying termination of employment, the ownership of the life insurance policy concerning him which has been funded by Sterling Software

    - Mr. Sam Wyly's change in control severance agreement has been amended to require Sterling Software to transfer to him, upon a qualifying termination of employment and payment to Sterling Software of an amount equal to the cash surrender value of the policy, the split dollar life insurance policy concerning him which is held by Sterling Software.

    - Ms. Morton's change in control severance agreement has been amended to have Sterling Software acknowledge her entitlement to certain retiree medical benefits.

    On February 15, 2000, Sterling Software, Computer Associates and Mr. Tolari entered into an agreement which modified Mr. Tolari's rights under his Supplemental Executive Retirement Plan II. Under the agreement, Mr. Tolari agreed to receive, within five days after the date that his employment with Sterling Software is terminated for any reason, a lump sum payment of $3,527,640 in satisfaction in full for Sterling Software's obligations to him under the Supplemental Executive Retirement Plan II.

    The amendments to the change in control severance agreements and the agreement relating to the Supplemental Executive Retirement Plan II are filed as Exhibits to the registration statement of which this prospectus is a part. For a further description of the change in control severance agreements and the amendments to such agreements and the other matters described above in this section, including the identities of the Sterling Software executives covered by these arrangements, the payments to be received by the executives upon a qualifying termination of employment, the applicable period for continuation of medical benefits and the length of the non-competition and non-solicitation periods, please refer to Item 3 of Sterling Software's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Sterling Software stockholders together with this prospectus.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion, in the opinion of Covington & Burling, special tax counsel to Computer Associates, is a summary of the material federal income tax consequences of the offer and the merger to Sterling Software stockholders that hold Sterling Software shares as capital assets. The discussion set forth below is for general information only and may not address all of the federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including:

    - foreign holders;

    - financial institutions;

    - tax-exempt organizations;

    - insurance companies;

    - dealers in securities or currencies;

    - persons that hold their shares as part of a straddle, synthetic security, conversion transaction or other integrated investment;

    - traders in securities who elect to apply a mark-to-market method of accounting;

    - employee benefit plans; and

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
    - holders that acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation.

    The following summary is not binding upon the Internal Revenue Service (the "IRS"), and we will not seek a ruling from the IRS concerning the tax consequences of the offer and the merger. The following discussion is based upon the provisions of the Code, Treasury regulations and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations.

PRELIMINARY CONSIDERATIONS

    The characterization of the offer and the merger for federal income tax purposes and, accordingly, the federal income tax consequences to you as a result of the exchange of your Sterling Software shares in connection with the offer or the merger, or both, will depend upon facts and circumstances that will not be known prior to the consummation of the offer and the merger, including:

    - whether the merger will be consummated;

    - whether the offer and the merger will be treated as a single integrated transaction or as two separate transactions for federal income tax purposes;

    - whether after the consummation of the offer and merger, Sterling Software will either continue its software business or continue to use a significant portion of its software assets in its business

    - what percentage of the total number of outstanding Sterling Software shares will be held by Computer Associates immediately after the consummation of the offer; and

    - what percentage of the aggregate amount of consideration received from Computer Associates in exchange for Sterling Software shares will consist of Computer Associates shares.

    Because such facts and circumstances will not be known prior to the consummation of the offer and the merger, you will not know whether the exchange of your Sterling Software shares in the offer or the merger, or both, will be tax free until the offer and the merger are consummated. If the offer and the merger are consummated without significant change to the merger agreement, then Computer Associates intends to treat the offer and the merger as a single integrated transaction for federal income tax purposes. If the offer and the merger are not treated as a single integrated transaction for federal income tax purposes, then the tax consequences that would apply to you in connection with the offer and the merger might be different than if the offer and the merger were treated as a single integrated transaction. Even if Computer Associates treats the offer and the merger as an integrated transaction for federal income tax purposes, there can be no assurance that the IRS or a court considering the issue would agree with such treatment.

    (A) TAX CONSEQUENCES TO YOU IF THE MERGER IS CONSUMMATED

    If the merger is consummated, the federal income tax consequences to you from the exchange of your Sterling Software shares in the offer or the merger, or both, will depend upon which one of the following scenarios occurs:

       (1) THE OFFER AND THE MERGER ARE INTEGRATED FOR FEDERAL INCOME TAX PURPOSES, AND THE CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES CONSISTS ONLY OF COMPUTER ASSOCIATES SHARES (OTHER THAN CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES)

    Provided that the offer and the merger are integrated for federal income tax purposes, and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business and if the consideration received from Computer Associates in exchange

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
for Sterling Software shares consists only of Computer Associates shares (other than cash received in lieu of fractional shares of Computer Associates), then the offer and the merger should qualify as a reorganization under
Section 368(a) of the Code.

    If the offer and the merger qualify as a reorganization under
Section 368(a) of the Code, then if you exchange your Sterling Software shares in the offer or the merger, or both, you will not recognize gain or loss on the exchange, except to the extent you receive cash in lieu of a fraction of a Computer Associates share. Your aggregate adjusted tax basis in Computer Associates shares that you receive (including fractional shares you are deemed to receive, as described below) will equal your aggregate adjusted tax basis in the Sterling Software shares that you surrender in the offer or the merger, or both. Your holding period for the Computer Associates shares you receive will include your holding period for the Sterling Software shares that you surrender in the offer or the merger, or both.

    If you receive cash in lieu of a fraction of a Computer Associates share, you will be treated as having first received such fraction of a Computer Associates share and then immediately exchanging such fraction of a share for cash. You will recognize gain or loss in an amount equal to the difference between the amount of cash that you receive for the fractional share and the portion of your aggregate adjusted tax basis in your Sterling Software shares that is allocable to the fractional share. The gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, your holding period for the fractional interest is greater than one year.

    If the IRS were to successfully assert that the offer and the merger should not be integrated, or that Sterling Software neither continued its software business nor continued to use a significant portion of its software assets in its business, however, then the tax consequences to you would be as described in either (A)(4) or (A)(5) below, depending upon how many Sterling Software shares Computer Associates held immediately after the consummation of the offer.

       (2) THE OFFER AND THE MERGER ARE INTEGRATED FOR FEDERAL INCOME TAX PURPOSES, AND 80% OR MORE OF THE AGGREGATE AMOUNT OF CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES CONSISTS OF COMPUTER ASSOCIATES SHARES

    Provided that the offer and the merger are integrated for federal income tax purposes and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business, and if at least 80% of the aggregate amount of consideration received from Computer Associates in exchange for Sterling Software shares consists of Computer Associates shares, then the offer and the merger should qualify as a reorganization under Section 368(a) of the Code.

    If the offer and the merger qualify as a reorganization under
Section 368(a) of the Code, then if you exchange your Sterling Software shares in the offer or the merger, or both, for a combination of Computer Associates shares and cash, you will not recognize loss on the exchange. You will, however, recognize gain on the exchange equal to the lesser of:

    - the excess, if any, of the sum of the aggregate fair market value of the Computer Associates shares and the amount of cash you receive in the offer or the merger, or both, over your adjusted tax basis in the Sterling Software shares that you surrender, or

    - the amount of cash that you receive in the offer or the merger, or both.

    The gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes (see "POSSIBLE TREATMENT OF CASH AS A DIVIDEND" below), in which case you will recognize ordinary dividend income to the extent of your ratable share of Sterling Software's current and accumulated earnings and profits.

    Your aggregate tax basis in the Computer Associates shares that you receive will be the same as your aggregate basis in the Sterling Software shares that you surrender, decreased by the cash that you

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
receive and increased by the amount of gain, if any, that you recognize (including any portion of the gain that is treated as a dividend). Your holding period for Computer Associates shares that you receive will include your holding period for the Sterling Software shares that you surrender in the offer or the merger, or both.

    If the IRS were to successfully assert that the offer and the merger should not be integrated, or that Sterling Software neither continued its software business nor continued to use a significant portion of its software assets in its business, however, then the tax consequences to you would be as described in
(A)(3) below.

    POSSIBLE TREATMENT OF CASH AS A DIVIDEND.

    If you receive a combination of Computer Associates shares and cash in the offer or the merger, or both, the determination of whether the gain that you recognize will be treated as capital gain or as a dividend depends on whether and to what extent the exchange reduces your deemed percentage stock ownership in Computer Associates. For purposes of this determination, you will be treated as if you first exchanged all of your Sterling Software shares only for Computer Associates shares and then Computer Associates immediately redeemed a portion of those Computer Associates shares in exchange for the cash that you actually receive.

    The gain that you recognize will be treated as capital gain rather than dividend income if the deemed redemption by Computer Associates is either:

    - "substantially disproportionate" with respect to you, or

    - "not essentially equivalent to a dividend."

    In applying these tests, you must take into account Computer Associates shares that you actually own and Computer Associates shares that you are deemed to own under the relevant constructive ownership rules. Pursuant to the constructive ownership rules, you will be deemed to own any Computer Associates shares that are actually owned (and, in some cases, constructively owned) by specified family members and corporations, partnerships, and trusts in which you have an interest and Computer Associates shares that you or such persons have the right to acquire by exercise of an option or by conversion of a security.

    In general, the deemed redemption of your Computer Associates shares will be "substantially disproportionate" to you if, among other things, the percentage of the outstanding Computer Associates shares that you actually and constructively own immediately after the deemed redemption is less than 80% of the percentage of the outstanding Computer Associates shares that you actually and constructively owned immediately before the deemed redemption. The deemed redemption of your Computer Associates shares will be treated as "not essentially to a dividend" if the reduction in your percentage ownership of Computer Associates stock constitutes a "meaningful reduction" given your particular facts and circumstances. Even a small reduction in your percentage stock ownership may satisfy this test. For example, a former Sterling Software shareholder whose relative stock interest in Computer Associates after the exchange is minimal (for example, an interest of less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such shareholder experiences even a very slight reduction (for example, a reduction of as little as 3.5%) in the shareholder's percentage stock ownership.

       (3) THE OFFER AND THE MERGER ARE INTEGRATED FOR FEDERAL INCOME TAX PURPOSES, AND LESS THAN 80% OF THE AGGREGATE AMOUNT OF CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES CONSISTS OF COMPUTER ASSOCIATES SHARES

    Even if the offer and the merger are integrated for federal income tax purposes, if less than 80% of the aggregate amount of consideration received from Computer Associates in exchange for Sterling

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
Software shares consists of Computer Associates shares, then the offer and the merger will not qualify as a reorganization under Section 368(a) of the Code. Consequently, your receipt of Computer Associates shares and cash would constitute a taxable sale or exchange upon which you would recognize gain or loss. The amount of gain or loss that you will recognize will equal the difference between the sum of the fair market value of the Computer Associates shares and the amount of cash that you receive in the offer or the merger, or both, and your adjusted tax basis in the Sterling Software shares that you surrender in the offer or the merger, or both. The gain or loss would be long-term capital gain or loss if, as of the date of the exchange, your holding period for the Sterling Software shares that you surrender was greater than one year.

       (4) THE OFFER AND THE MERGER ARE NOT INTEGRATED FOR FEDERAL INCOME TAX PURPOSES, COMPUTER ASSOCIATES HOLDS 80% OR MORE OF THE OUTSTANDING STERLING SOFTWARE SHARES IMMEDIATELY AFTER THE CONSUMMATION OF THE OFFER, AND THE CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES CONSISTS ONLY OF COMPUTER ASSOCIATES SHARES (OTHER THAN CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES)

    If for any reason the offer and the merger are not integrated for federal income tax purposes, then the offer and the merger will be treated as two separate transactions. In such a case, if Computer Associates holds 80% or more of the outstanding Sterling Software shares immediately after the consummation of the offer and the consideration received from Computer Associates in exchange for Sterling Software shares consists only of Computer Associates shares (other than cash received in lieu of fractional shares of Computer Associates), and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business then the offer and the merger should each separately qualify as a reorganization under
Section 368(a) of the Code. If the offer or the merger, or both, qualify as a reorganization under Section 368(a) of the Code, then if you exchange Sterling Software shares in the offer or the merger, or both, the tax consequences to you will be the same as those described in (A)(1) above. If either the offer or the merger does not so qualify, or if both the offer and the merger do not so qualify, then the tax consequences to you with respect to an exchange that does not so qualify will be the same as those described in (A)(3) above (with reference being made to the offer or the merger, or both, as appropriate).

       (5) THE OFFER AND THE MERGER ARE NOT INTEGRATED FOR FEDERAL INCOME TAX PURPOSES, COMPUTER ASSOCIATES HOLDS LESS THAN 80% OF THE OUTSTANDING STERLING SOFTWARE SHARES IMMEDIATELY AFTER THE CONSUMMATION OF THE OFFER, AND THE CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES CONSISTS ONLY OF COMPUTER ASSOCIATES SHARES (OTHER THAN CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES)

    If for any reason the offer and the merger are not integrated for federal income tax purposes, then the offer and the merger will be treated as two separate transactions. In such a case, if Computer Associates holds less than 80% of the outstanding Sterling Software shares immediately after the consummation of the offer and the consideration received from Computer Associates in exchange for Sterling Software shares consists only of Computer Associates shares (other than cash received in lieu of fractional shares of Computer Associates), and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business then the merger should nevertheless qualify as a reorganization under
Section 368(a) of the Code, but the offer will not. In that event:

    - the tax consequences to you from an exchange of Sterling Software shares in the merger will be the same as described in (A)(1) above (without regard to any references to the offer); and

    - the tax consequences to you from an exchange of Sterling Software shares in the offer will be the same as described in (A)(3) above (without regard to any references to cash or to the merger).

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
    If the IRS were to successfully challenge the tax-free treatment of the merger, however, your receipt of Computer Associates shares in the merger would constitute a taxable sale or exchange upon which you would recognize gain or loss as described in (A)(3) above (without regard to any references to the offer).

       (6) THE OFFER AND THE MERGER ARE NOT INTEGRATED FOR FEDERAL INCOME TAX PURPOSES, AND THE CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES DOES NOT CONSIST ONLY OF COMPUTER ASSOCIATES SHARES (OTHER THAN CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES)

    If for any reason the offer and the merger are not integrated for federal income tax purposes, then the offer and the merger will be treated as two separate transactions. In such a case, if the consideration received by Sterling Software stockholders from Computer Associates in exchange for Sterling Software shares does not consist only of Computer Associates shares (other than cash received in lieu of fractional shares of Computer Associates), then the offer will not qualify as a reorganization under Section 368(a) of the Code. Consequently, if you exchange Sterling Software shares in the offer, the tax consequences of the exchange will be the same as described in (A)(3) above (without regard to any references to the merger). The tax consequences of the merger should also be the same as described in (A)(3) above (without regard to any references to the offer).

    (B) TAX CONSEQUENCES TO YOU IF THE MERGER IS NOT CONSUMMATED

    If the merger is not consummated, the federal income tax consequences to you if you exchange Sterling Software shares in the offer will depend upon which one of the following scenarios occurs:

       (1) COMPUTER ASSOCIATES HOLDS 80% OR MORE OF THE OUTSTANDING STERLING SOFTWARE SHARES IMMEDIATELY AFTER THE CONSUMMATION OF THE OFFER, AND THE CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES CONSISTS ONLY OF COMPUTER ASSOCIATES SHARES (OTHER THAN CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES)

    If the merger is not consummated, and if Computer Associates holds 80% or more of the outstanding Sterling Software shares immediately after the consummation of the offer, and if Sterling Software either continues its software business or continues to use a significant portion of its software assets in its business and if the consideration received from Computer Associates in exchange for Sterling Software shares consists only of Computer Associates shares (other than cash received in lieu of fractional shares of Computer Associates), then the offer should qualify as a reorganization under
Section 368(a) of the Code. In these circumstances, Computer Associates intends to treat the offer as a reorganization under Section 368(a) of the Code. If the offer qualifies as a reorganization under Section 368(a) of the Code, then if you exchange Sterling Software shares in the offer the tax consequences of the exchange will be the same as described in (A)(1) above (without regard to any references to the merger).

    The IRS, however, is not bound by and may challenge this treatment. If the IRS were to successfully challenge such treatment, your receipt of Computer Associates shares would constitute a taxable sale or exchange upon which you would recognize gain or loss as described in (A)(3) above (without regard to any references to the merger).

       (2) EITHER COMPUTER ASSOCIATES HOLDS LESS THAN 80% OF THE OUTSTANDING STERLING SOFTWARE SHARES IMMEDIATELY AFTER THE CONSUMMATION OF THE OFFER OR THE CONSIDERATION RECEIVED FROM COMPUTER ASSOCIATES IN EXCHANGE FOR STERLING SOFTWARE SHARES DOES NOT CONSIST ONLY OF COMPUTER ASSOCIATES SHARES (OTHER THAN CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF COMPUTER ASSOCIATES)

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    If the merger is not consummated, and if either immediately after the consummation of the offer Computer Associates holds less than 80% of the total number of outstanding Sterling Software shares, or the consideration received from Computer Associates in exchange for Sterling Software shares does not consist only of Computer Associates shares (other than cash received in lieu of fractional shares of Computer Associates), then:

    - if you have received no cash from Computer Associates, the tax consequences of the exchange will be the same as described in (A)(3) above (without regard to any references to cash or the merger); and

    - if you received cash from Computer Associates, the tax consequences of the exchange will be the same as described in (A)(3) above (without regard to any references to the merger).

    HOW TO DETERMINE COMPUTER ASSOCIATES' TAX TREATMENT OF THE OFFER AND MERGER

    If the offer and the merger are consummated pursuant to the current terms of the merger agreement and if the exchange ratio has not been reset, then Computer Associates intends to treat the offer and the merger as described in (A)(1) above. If the offer and the merger are consummated pursuant to the current terms of the merger agreement and if the exchange ratio has been reset and if Computer
Associates:

    - does not exercise the cash option, then Computer Associates intends to treat the offer and the merger as described in (A)(1) above;

    - exercises the cash option and the cash paid to you because of the exercise of the cash option does not exceed 20% of the total value of the consideration that you receive from Computer Associates, then Computer Associates intends to treat the offer and the merger as described in
      (A)(2) above; or

    - exercises the cash option and the cash paid to you because of the exercise of the cash option exceeds 20% of the total value of the consideration that you receive from Computer Associates, then Computer Associates intends to treat the offer and the merger as described in (A)(3) above.

    You can call our information agent, MacKenzie Partners, Inc., at any time toll free at (800) 322-2885 to request information about the exchange ratio and any reset of the exchange ratio, including, once determined, the average Computer Associates trading price, and any cash payable pursuant to the offer and the merger.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS OF THE OFFER AND THE MERGER. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, AND ANY TAX RETURN FILING OR OTHER REPORTING REQUIREMENTS.

                          MARKET PRICES AND DIVIDENDS

    Computer Associates common shares are listed and principally traded on the NYSE under the symbol "CA". Sterling Software common shares are listed and principally traded on the NYSE under the symbol "SSW". The board of directors of Sterling Software declared a two-for-one stock split in March 1998 payable on April 3, 1998. All common share and per share amounts have been adjusted to reflect the stock split for all periods presented.

    The following table sets forth, for the calendar quarters ended on the dates indicated, the high and low last reported prices per Computer Associates share and Sterling Software share, in each case as reported on the NYSE Composite Transaction Tape; and the cash dividends declared per Computer Associates share. No cash dividends were declared or paid by Sterling Software during these periods.

                                                         COMPUTER ASSOCIATES          STERLING SOFTWARE
                                                            COMMON STOCK                COMMON STOCK
                                                   -------------------------------   -------------------
                                                     HIGH       LOW      DIVIDEND*     HIGH       LOW
                                                   --------   --------   ---------   --------   --------
1998
March 31, 1998...................................  $58.0625   $45.4375        --     $28.5938   $18.0000
June 30, 1998....................................   61.1250    50.9375     $0.04      29.6875    24.5000
September 30, 1998...............................   61.0000    27.0000        --      31.3125    20.5625
December 31, 1998................................   45.9375    31.4375      0.04      30.3125    23.6875

1999
March 31, 1999...................................   51.5000    32.8750        --      26.1250    21.5625
June 30, 1999....................................   54.7500    34.1875      0.04      26.4375    18.8750
September 30, 1999...............................   61.5000    43.6250        --      26.3125    19.4375
December 31, 1999................................   70.3750    52.1250      0.04      31.5625    19.8750

2000
First Quarter (through February 18)**............   75.0000    58.7500        --      37.2500    27.3125

------------------------

*   Dividends paid in the following January or July, as applicable.

** February 18, 2000 is the last day for which such information could be practicably obtained prior to the date of the mailing of this prospectus to Sterling Software stockholders.

                             FINANCIAL PROJECTIONS

    In connection with our discussions with Sterling Software, we were provided certain non-public financial projections which were prepared by Sterling Software's management during December 1999 and January 2000 in connection with its review of strategic alternatives. The financial projections are "forward looking statements" and Sterling Software's actual financial results may differ materially from those set forth in the projections.

    Factors which could cause or contribute to such differences and impact future financial results include, but are not limited to: the probable loss of key personnel and the difficulty in recruiting additional personnel, the difficulty of integrating Sterling Software's technology into Computer Associates' technology, possible market rejection of any combined technology, delays in customer licensing decisions, the disruption of existing client relationships, the difficulty of completing ongoing development projects, trends in mainframe computer growth, difficulties integrating support services, the ability to retain professional services engagements and to add additional engagements, the compatibility of Sterling Software's decentralized operations with Computer Associates' centralized operations, the achievement of satisfactory levels of both gross and operating margins, unexpected costs incurred in integrating redundant operations and all other factors or risks detailed in Sterling Software's SEC filings incorporated into this prospectus by reference.

    The material portions of the financial projections provided to Computer Associates are set forth below:

                                                  STERLING SOFTWARE
                                                  FISCAL YEAR ENDED
                                                  SEPTEMBER 30, 2000
                                                     (PROJECTED)
                                                  ------------------
                                                  ($ IN MILLIONS
                                                  EXCEPT PER
                                                  SHARE DATA)
Revenues........................................        $ 992
Earnings before interest expense, taxes and
  depreciation and amortization.................          329
Pre-tax income..................................          260
Operating Income................................          241
Net Income......................................          171
Earnings per share (diluted)....................         1.94

       For fiscal year 2000, revenue is forecasted by Sterling Software to increase approximately 23% or $185 million over 1999 revenue to $992 million. Sterling Software has indicated to us that, of this increase, the business intelligence segment is expected to grow by approximately 100% (in part due to the recent acquisition of Information Advantage, Inc.), the systems management segment is expected to grow by approximately 30%, the federal systems segment is expected to grow by approximately 7% and the application development segment is expected to maintain its revenue level consistent with the prior year.

    Although Sterling Software expects growth beyond fiscal year 2000, due to the inability to predict the frequent changes that take place in the software and services market generally, Computer Associates believes that reliance should not be placed on any projections beyond the year 2000.

    Projections of the type set forth above are based on estimates that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Sterling Software's control. These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections and are included in this prospectus only because such information was furnished to Computer Associates. The inclusion of this information should not be regarded as an indication that anyone who received the information considered it a reliable prediction of future operating results and this information should not be relied upon as such. None of Computer Associates or its affiliates or independent auditors assume any responsibility for the accuracy or validity of this information. In addition, because the realization of the underlying estimates upon which these projections are based are to a large extent beyond Sterling Software's control, there can be no assurances that these projections will be realized; actual results may be higher or lower than those projected. Sterling Software does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Sterling Software does not intend to, and specifically declines any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying estimates are shown to be in error. Also, Sterling Software does not intend to, and specifically declines any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither Sterling Software's auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to these estimates or projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Combined Financial Information of Computer Associates, Platinum and Sterling Software presented below is derived from the historical consolidated financial statements of each of Computer Associates, Platinum and Sterling Software. On May 28, 1999 Computer Associates acquired Platinum. The Unaudited Pro Forma Condensed Combined Financial Information is prepared using the purchase method of accounting, with Computer Associates treated as the acquiror and as if the transactions had been completed as of April 1, 1998 for statement of operations purposes and on December 31, 1999 for balance sheet purposes.

    For a summary of the proposed business combination, see "The Offer" beginning on page 30 of this prospectus.

    The Unaudited Pro Forma Condensed Combined Financial Information is based upon the historical financial statements of Computer Associates, Platinum and Sterling Software adjusted to give effect to the business combination. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from (1) the audited consolidated financial statements of Computer Associates contained in Computer Associates' Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and from the unaudited financial statements of Computer Associates contained in Computer Associates' Quarterly Report on Form 10-Q for the period ended
December 31, 1999, which are incorporated by reference in this prospectus,
(2) the audited consolidated financial statements of Platinum contained in the Platinum Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and from the unaudited financial statements of Platinum contained in Platinum's Quarterly Report on Form 10-Q for the period ended March 31, 1999, which are incorporated by reference in this prospectus, and (3) the audited financial statements of Sterling Software contained in Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and from the unaudited financial statements of Sterling Software contained in Sterling Software's Quarterly Report on Form 10-Q for the period ended December 31, 1999, which are incorporated by reference in this prospectus. In addition, the audited financial statements contained in Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and the unaudited financial statements of Sterling Software contained in Sterling Software's Quarterly Reports on
Form 10-Q for the periods ended June 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 have been used to conform the financial reporting periods of Sterling Software to those of Computer Associates.

    Furthermore, the ultimate determination of the purchase price paid for the acquisition of Sterling Software may change significantly from the current estimate. For the purpose of the Unaudited Pro Forma Condensed Combined Financial Information presented below, the purchase price has been estimated based upon the market price of $69.75 for each Computer Associates common share, that being the last quoted price on the NYSE Composite Transaction Tape on February 11, 2000. The final purchase price will be based largely upon the average Computer Associates trading price at the time the antitrust condition and registration statement effectiveness condition have both been met. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Information and those differences may be material.

    The unaudited pro forma results of operations reflect adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of Sterling Software. The final allocation of the purchase consideration will be determined after the completion of the offer and the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of Sterling Software's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the merger. The final determination of tangible and intangible assets may result in depreciation and amortization expense that is different than the preliminary estimates of these amounts. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge would be recognized for the period in which the merger occurs. That charge may be material to Computer Associates' results of operations.

    The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Computer Associates would have been had the offer and the merger occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

    The Unaudited Pro Forma Condensed Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the merger.

    The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Computer Associates, Platinum and Sterling Software that are incorporated by reference in this prospectus.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   OF COMPUTER ASSOCIATES INTERNATIONAL, INC.

                       FOR THE YEAR ENDED MARCH 31, 1999

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRE-STERLING      (A)        STERLING
                                     HISTORICAL      (A)        PLATINUM       SOFTWARE     HISTORICAL    SOFTWARE
                                      COMPUTER    HISTORICAL    PRO FORMA     PRO FORMA      STERLING     PRO FORMA    PRO FORMA
                                     ASSOCIATES    PLATINUM    ADJUSTMENTS     RESULTS       SOFTWARE    ADJUSTMENTS    RESULTS
                                     ----------   ----------   -----------   ------------   ----------   -----------   ----------
Revenue:
  Product revenue and other related
    income.........................    $4,511       $  784                      $5,295         $546                      $5,841
  Maintenance fees.................       742          184                         926          194                       1,120
                                       ------       ------        -----         ------         ----         ----         ------
    Total revenue..................     5,253          968                       6,221          740                       6,961

Costs and expenses:
  Selling, marketing and
    administrative.................     2,038          592                       2,630          432                       3,062
  Product development and
    enhancements...................       423          197                         620           68                         688
  Commissions and royalties........       263           98                         361           34                         395
  Depreciation and amortization....       325           93        $ 306 (D)        724           47         $299 (J)      1,070
  Interest expense, net............       123            2          230 (E)        355          (35)                        320
  Purchased research and
    development....................                     69                          69           10                          79
  Special charges..................     1,071 (F)      241 (G)      (20)(H)      1,292           65 (G)                   1,357
                                       ------       ------        -----         ------         ----         ----         ------
    Total costs and expenses.......     4,243        1,292          516          6,051          621          299          6,971

  Income (loss) before income
    taxes..........................     1,010         (324)        (516)           170          119         (299)           (10)
  Income tax expense (benefit).....       384            7         (123)(I)        268           45              (I)        313
                                       ------       ------        -----         ------         ----         ----         ------
  Net income (loss)................       626         (331)        (393)           (98)          74         (299)          (323)
                                       ======       ======        =====         ======         ====         ====         ======

  Basic earnings (loss) per
    share..........................    $ 1.15                                                                            $(0.55)
                                       ======                                                                            ======

  Basic weighted average shares
    used in computation............       545                                                                               591 (K)

  Diluted earnings (loss) per
    share..........................    $ 1.11                                                                            $(0.55)
                                       ======                                                                            ======
  Diluted weighted average shares
    used in computation............       562                                                                               591 (K)

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   OF COMPUTER ASSOCIATES INTERNATIONAL, INC.

                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1999

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRE-STERLING      (A)        STERLING
                                     HISTORICAL      (A)        PLATINUM       SOFTWARE     HISTORICAL    SOFTWARE
                                      COMPUTER    HISTORICAL    PRO FORMA     PRO FORMA      STERLING     PRO FORMA    PRO FORMA
                                     ASSOCIATES    PLATINUM    ADJUSTMENTS     RESULTS       SOFTWARE    ADJUSTMENTS    RESULTS
                                     ----------   ----------   -----------   ------------   ----------   -----------   ----------
Revenue:
  Product revenue and other related
    income.........................    $4,002        $ 83                       $4,085         $485                      $4,570
  Maintenance fees.................       638          27                          665          162                         827
                                       ------        ----         ----          ------         ----         -----        ------
      Total revenue................     4,640         110                        4,750          647                       5,397

Costs and expenses:
  Selling, marketing and
    administrative.................     1,805         130                        1,935          354                       2,289
  Product development and
    enhancements...................       412                                      412           56                         468
  Commissions and royalties........       229          12                          241           36                         277
  Depreciation and amortization....       430          15         $ 51 (D)         496           52         $ 224 (J)       772
  Interest expense, net............       244           1           38 (E)         283          (21)                        262
  Purchased research and
    development....................       646                                      646           74                         720
  Special charges..................                                                              80 (G)                      80
                                       ------        ----         ----          ------         ----         -----        ------
      Total costs and expenses.....     3,766         158           89           4,013          631           224         4,868

  Income (loss) before income
    taxes..........................       874         (48)         (89)            737           16          (224)          529
  Income tax expense (benefit).....       570         (18)         (21)(I)         531           35               (I)       566
                                       ------        ----         ----          ------         ----         -----        ------
  Net income (loss)................       304         (30)         (68)            206          (19)         (224)          (37)
                                       ======        ====         ====          ======         ====         =====        ======
  Basic earnings (loss) per
    share..........................    $ 0.56                                                                            $(0.06)
                                       ======                                                                            ======
  Basic weighted average shares
    used in computation............       538                                                                               585 (K)
  Diluted earnings (loss) per
    share..........................    $  .55                                                                            $(0.06)
                                       ======                                                                            ======
  Diluted weighted average shares
    used in computation............       555                                                                               585 (K)

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                   OF COMPUTER ASSOCIATES INTERNATIONAL, INC.
                            AS OF DECEMBER 31, 1999
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                   (A)
                                                   HISTORICAL   HISTORICAL
                                                    COMPUTER     STERLING     PRO FORMA    COMBINED PRO
                                                   ASSOCIATES    SOFTWARE    ADJUSTMENTS      FORMA
                                                   ----------   ----------   -----------   ------------
Assets:
  Cash and cash equivalents......................    $   294      $  377                     $   671
  Marketable securities..........................         96         112                         208
  Trade and installment accounts receivable......      2,016         239                       2,255
  Inventories and other assets...................         88          29                         117
                                                     -------      ------        ------       -------
    Total current assets.........................      2,494         757                       3,251
Installment accounts receivable, due after one
  year...........................................      3,680          18                       3,698
Property and equipment...........................        744          73                         817
Purchased software products......................      1,130          88        $  (88)(B)     1,130
Excess of cost over net assets acquired..........      3,971         226         3,167 (B)     7,364
Investments and other noncurrent assets..........        213          64           (60)(B)       217
                                                     -------      ------        ------       -------
    Total assets.................................     12,232       1,226         3,019        16,477
                                                     =======      ======        ======       =======

Liabilities and Stockholders' Equity:
  Loans payable and current portion of long-term
    debt.........................................        932                                     932
  Other current liabilities......................      1,924         195           170 (C)     2,289
  Long-term debt.................................      4,765          38                       4,803
  Deferred income taxes..........................      1,096                                   1,096
  Deferred maintenance revenue...................        457         139           (70)(B)       526
  Stockholders' equity...........................      3,058         854         2,919 (B)     6,831
                                                     -------      ------        ------       -------
    Total liabilities and stockholders' equity...     12,232       1,226         3,019        16,477
                                                     =======      ======        ======       =======

------------------------

(A) Certain reclassifications were made to conform the presentation of Sterling Software and Platinum to that of Computer Associates.

(B) Estimated valuation adjustments of Sterling Software's assets and liabilities resulting from the preliminary allocation of the purchase price. A final allocation and reclassification to in process research and development expense and purchased software is dependent upon analysis which has not progressed to a stage at which there is sufficient information to make such an allocation.

(C) Represents an accrual associated with estimated compensation payments arising from the change of control ($85 million), estimated termination of leases ($70 million), and other acquisition related expenses ($15 million).

(D) Represents the applicable period of amortization expense of capitalized purchased software and excess of cost over net assets acquired. Amortization of purchased software is expected to be recognized ratably over a seven-year period. Amortization of the excess of cost over net assets acquired is expected to be recognized ratably over a fifteen-year period.

(E) Represents the applicable period of interest expense at 6.5% per annum on borrowings of $3.5 billion. Annual interest expense before taxes would change by approximately $4.4 million for each 1/8% change in the interest rate of the debt.

(F) Represents a $1,071 million one-time charge related to Computer Associates' 1995 Stock Plan.

(G) Represents historical restructuring charges, merger costs and other one time charges for Platinum and historical reorganization expenses for Sterling Software.

(H) Represents the elimination of a $20 million fee charged to Platinum by Computer Associates at the time of entering into the merger agreement providing for the acquisition. Platinum expensed this fee as incurred.

(I) Represents the estimated tax effect of the pro forma adjustments at an estimated tax rate of 37.5% and assumes no tax benefit associated with goodwill amortization.

(J) Represents the applicable period of amortization expense calculated using a 10 year amortization period. This 10 year period is Computer Associates' best estimate of the overall amortization period until such time the analysis and independent appraisal is sufficient to allocate the purchase price and amortization period to the applicable intangibles. Annual amortization expense would be reduced by approximately $10 million for every $100 million of purchase price allocated to in-process purchased research and development.

(K) Represents Computer Associates' outstanding common shares for the period and an estimated 46.5 million shares to be issued as a result of the merger (using an exchange ratio of 0.5634). The Sterling Software stock options were excluded since they would be anti-dilutive.

                DESCRIPTION OF COMPUTER ASSOCIATES CAPITAL STOCK

    The following description of the terms of the capital stock of Computer Associates is not meant to be complete and is qualified by reference to Computer Associates' Restated Certificate of Incorporation, which is incorporated in this prospectus by reference. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

    Under Computer Associates' certificate of incorporation, Computer Associates' authorized capital stock consists of (i) 1.1 billion shares of common stock, par value $.10 per share, and (ii) 10,000,000 shares of preferred stock, without par value, of which 500,000 shares have been designated Series One Junior Participating Preferred Stock. At the close of business on
February 7, 2000, approximately 541,972,678 shares of Computer Associates common stock were issued and outstanding and no shares of Computer Associates preferred stock were issued and outstanding.

    The Computer Associates board of directors is authorized to provide for the issuance from time to time of Computer Associates preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on such series will have compared to any other class or series of capital stock of Computer Associates, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to such series and the redemption price or prices and the other terms of redemption, if any, applicable to such series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Computer Associates preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Computer Associates common stock or for other corporate purposes.

COMPUTER ASSOCIATES COMMON STOCK

    FULL PAYMENT AND NONASSESSABILITY. The outstanding shares of Computer Associates common stock are, and the shares of Computer Associates common stock issued pursuant to the offer and the merger will be, duly authorized, validly issued, fully paid and nonassessable.

    VOTING RIGHTS. Each holder of Computer Associates common stock is entitled to one vote for each share of Computer Associates common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

    DIVIDEND RIGHTS; RIGHTS UPON LIQUIDATION. The holders of Computer Associates common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Computer Associates board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Computer Associates preferred stock. In the event of liquidation, each share of Computer Associates common stock is entitled to share pro rata in any distribution of Computer Associates' assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Computer Associates preferred stock.

    PREEMPTIVE RIGHTS. Holders of Computer Associates common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

    RIGHTS PLAN. For a description of the rights to acquire Computer Associates preferred stock that are attached to shares of Computer Associates common stock, see "Comparison of Rights of Holders of Computer Associates Shares and Sterling Software Shares--Comparison of Charter and By-law Provisions--Rights Plan."

TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is the transfer and dividend paying agent and registrar for the Computer Associates common stock.

                       COMPARISON OF RIGHTS OF HOLDERS OF
            COMPUTER ASSOCIATES SHARES AND STERLING SOFTWARE SHARES

    Upon completion of the offer and the merger, stockholders of Sterling Software will become stockholders of Computer Associates, rather than stockholders of Sterling Software. As Computer Associates stockholders, the rights of former Sterling Software stockholders will be governed by Computer Associates' charter and bylaws, which differ in certain material respects from Sterling Software's charter and bylaws. Delaware is the jurisdiction of incorporation of both Computer Associates and Sterling Software. As Computer Associates stockholders, the rights of former Sterling Software stockholders will continue to be governed by the Delaware General Corporation Law.

    The following is a comparison of:

    - the current rights of Sterling Software stockholders under the Delaware General Corporation Law and the Sterling Software charter and bylaws and

    - the rights Sterling Software stockholders would have as Computer Associates stockholders under the Delaware General Corporation Law and the Computer Associates charter and bylaws upon the consummation of the offer and the merger.

    The comparison summarizes the material differences but is not intended to list all differences and is qualified by reference to Delaware law, the Computer Associates charter and bylaws and the Sterling Software charter and bylaws.

COMPARISON OF CHARTER AND BY-LAW PROVISIONS

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
BOARD OF DIRECTORS
CLASSIFIED BOARD          Divided into three classes, as    Consists of single class serving
                          nearly equal in number as         one- year term.
                          possible, with each class
                          serving a staggered three-year
                          term.

REMOVAL OF DIRECTORS      Any director may be removed for   Under the Delaware General
                          cause only, at any special or     Corporation Law, any director
                          annual meeting, by the            may be removed, with or without
                          affirmative vote of a majority    cause, by the holders of a
                          in number of shares of the        majority of the shares then
                          stockholders present in person    entitled to vote at an election
                          or by proxy at such meeting       of directors.
                          entitled to vote for the
                          election of such director.

FILLING OF BOARD          Vacancies on the board of         Vacancies on the board of
VACANCIES                 directors may be filled by the    directors may be filled by a
                          vote of a majority of the         majority vote of the remaining
                          directors then in office.         directors or by the plurality of
                                                            the votes cast at a meeting of
                                                            the stockholders.

SIZE OF BOARD             The number of directors may be    Board must consist of three or
                          fixed from time to time by        more directors, as fixed from
                          resolution of the board. Under    time to time by resolution of
                          the Delaware General Corporation  the board. The current number of
                          Law, the board must consist of    directors is nine.
                          one or more directors. The
                          current number of directors is
                          nine.

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
STOCKHOLDER MEETINGS

ANNUAL MEETING            Held on date fixed by board.      Held on date fixed by board.

CALLING A SPECIAL         Only the President, the board of  Only the President or the board
MEETING                   directors or stockholders         of directors may call a special
                          entitled to cast at least 20% of  meeting.
                          the votes which all stockholders
                          are entitled to cast may call a
                          special meeting.

QUORUM REQUIREMENTS       The presence in person or by      The presence, in person or by
                          proxy of the holders of a         proxy, of the holders of a
                          majority of the shares entitled   majority of the shares entitled
                          to vote at the meeting            to vote at the meeting
                          constitute a quorum for that      constitute a quorum for that
                          meeting, except as otherwise      meeting.
                          provided by the Delaware General
                          Corporation Law.

CERTAIN VOTING            The vote of a majority of the     At all stockholder meetings for
REQUIREMENTS              shares having voting power        the election of directors, a
                          present in person or represented  plurality of the votes cast is
                          by proxy at such meeting is       sufficient to elect directors to
                          required for all matters except   the board. In all matters other
                          certain amendments to the bylaws  than the election of directors,
                          (which require a majority vote    the affirmative vote of a
                          of all shares outstanding) and    majority of the votes cast at
                          the election of directors (which  the meeting constitutes the act
                          require a plurality vote).        of the stockholders.

                          Sterling Software's charter
                          requires the vote of the holders
                          of at least 75% of the voting
                          power of all shares of the
                          corporation entitled to vote
                          generally in the election of
                          directors, voting together as a
                          single class, to alter, amend or
                          adopt any provision inconsistent
                          with, or repeal, Article Sixth
                          of the charter. Article Sixth
                          provides that the election of
                          directors need not be by written
                          ballot, that there will be a
                          classified board and that
                          advance notice of nominations
                          for the election of directors
                          will be given in a manner
                          provided in the bylaws.

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
STOCKHOLDER ACTION BY     Stockholder action must be taken  Any action required to be taken
WRITTEN CONSENT           at an annual or special meeting   at a stockholder meeting, or any
                          and not by written consent.       other action which may be taken
                                                            at a stockholder meeting, may be
                                                            taken without a meeting, without
                                                            prior notice and without a vote,
                                                            if a written consent or consents
                                                            setting forth the action so
                                                            taken is signed by the holders
                                                            of the outstanding stock having
                                                            no less than the minimum number
                                                            of votes that would be necessary
                                                            to authorize such an action at a
                                                            meeting.

                                                            Computer Associates must give
                                                            prompt notice of the taking of
                                                            corporate action without a
                                                            meeting by less than a unanimous
                                                            written consent to stockholders
                                                            who have not consented in
                                                            writing and who, if the action
                                                            had been taken at a stockholder
                                                            meeting, would have been
                                                            entitled to notice of the
                                                            meeting if the record date for
                                                            such meeting had been the date
                                                            of such written consent.

ADVANCE NOTICE FOR        To bring a matter, including the  To bring a matter, including the
STOCKHOLDER NOMINATIONS   nomination of directors, before   nomination of directors, before
AND OTHER BUSINESS        an annual meeting, a stockholder  an annual meeting, a
                          generally must give written       stockholder's notice must be
                          notice of a proposed matter not   delivered to or mailed and
                          less than 90 days prior to the    received at the principal
                          anniversary date of the           executive offices of Computer
                          immediately preceding annual      Associates no less than 60 days
                          meeting, but if the annual        nor more than 90 days prior to
                          meeting is called for a date      the first anniversary of the
                          that is not within 45 days        preceding year's annual meeting,
                          before or after such anniversary  provided that, in the event that
                          date, notice by the stockholder   the date of the annual meeting
                          must be received no later than    is changed by more than 30 days
                          the close of business on the      from such anniversary date, the
                          tenth day following the day on    stockholder's notice must be
                          which notice of the date of the   received no later than the close
                          annual meeting was mailed or      of business on the tenth day
                          public disclosure of the date of  following the earlier of the day
                          the annual meeting was made,      on which notice of the date of
                          whichever first occurs.           the meeting was mailed or public
                                                            disclosure was made.

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
                          In the case of a special meeting  In the case of a special
                          of stockholders called for the    meeting, the stockholder's
                          purpose of electing directors,    notice must be delivered to or
                          the stockholder's notice must be  mailed and received at the received no later than the close  Computer Associates' principal
                          of business on the tenth day      executive offices no later than
                          following the earlier of the day  the close of business on the
                          on which notice of the date of    tenth day following the earlier
                          the special meeting was mailed    of the day on which notice of
                          or public disclosure was made.    the date of the meeting was
                          Sterling Software's bylaws        mailed or public disclosure was
                          contain requirements as to the    made. Computer Associates'
                          form and content of the notice.   bylaws contain requirements as
                                                            to the form and content of the
                                                            notice.

AMENDMENTS TO
ORGANIZATIONAL DOCUMENTS

CERTIFICATE OF            Under the Delaware General        Under the Delaware General
INCORPORATION             Corporation Law, the board must   Corporation Law, the board must
                          adopt a resolution setting forth  adopt a resolution setting forth
                          any proposed amendment to         any proposed amendment to
                          Sterling Software's charter,      Computer Associates' charter,
                          declare its advisability and      declare its advisability and
                          either call a special meeting of  either call a special meeting of
                          stockholders or direct that the   stockholders or direct that the
                          proposed amendment be considered  proposed amendment be considered
                          at the next annual meeting of     at the next annual meeting of
                          stockholders. At such meeting,    stockholders. At such meeting,
                          the amendment must be approved    the amendment must be approved
                          by vote of a majority of all      by vote of a majority of all
                          outstanding shares entitled to    outstanding shares entitled to
                          vote on the proposed amendment,   vote on the proposed amendment,
                          except that charter provisions    except that charter provisions
                          requiring a greater vote may      requiring a greater vote may
                          only be amended by such vote.     only be amended by such vote.

                          Sterling Software's certificate   Computer Associates' certificate
                          of incorporation provides that    of incorporation provides that
                          the charter may not be amended    the aggregate number of
                          in any manner that would          authorized shares of Computer
                          materially alter or change the    Associates' class A preferred
                          powers, preferences or special    stock may be increased by an
                          rights of the holders of          amendment approved solely by the
                          Sterling Software's series A      majority vote of the outstanding
                          preferred stock so as to affect   shares of Computer Associates'
                          them adversely without the        common stock (or solely with a
                          affirmative vote of the holders   lesser vote of the common stock,
                          of at least 80% of the            or solely by action of the
                          outstanding shares of series A    board, if permitted by law at
                          preferred stock, voting together  the time).
                          as a single class.

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
                                                            Furthermore, the certificate of
                                                            incorporation states that,
                                                            whenever Computer Associates is
                                                            authorized to issue more than
                                                            one class of stock, no
                                                            outstanding share of any class
                                                            of stock which is denied voting
                                                            power under the certificate of
                                                            incorporation shall entitle the
                                                            holder of such share the right
                                                            to vote at any stockholder
                                                            meeting except as required by
                                                            the Delaware General Corporation
                                                            Law, provided that no share of
                                                            any such class which is
                                                            otherwise denied voting power
                                                            will entitle the holder of such
                                                            share to vote upon the increase
                                                            or decrease in the number of
                                                            authorized shares of such class.

                                                            Under the Delaware General
                                                            Corporation Law, the holders of
                                                            the outstanding shares of a
                                                            class, whether or not entitled
                                                            to vote on such matter by the
                                                            charter, are entitled to vote as
                                                            a class if the proposed
                                                            amendment would increase or
                                                            decrease the aggregate number of
                                                            authorized shares of such class,
                                                            the par value of shares of such
                                                            class, or alter or change the
                                                            powers, preferences, or special
                                                            rights of the shares of such
                                                            class so as to affect them
                                                            adversely.

BYLAWS                    Generally may be amended by vote  Computer Associates' bylaws
                          of stockholders entitled to at    permit an amendment of the
                          least a majority of the votes     bylaws, (1) by the affirmative
                          which all stockholders are        vote of 51 percent of the
                          entitled to cast at the relevant  stockholders at any annual or
                          meeting, or by the vote of a      special meeting, provided that
                          majority of directors.            notice of such meeting is given
                                                            which mentions the proposed
                                                            amendment as one of the purposes
                                                            of the meeting, (2) by written
                                                            consent of the stockholders or
                                                            (3) by action by the board of
                                                            directors.

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
                                                            Computer Associates' charter
                                                            provides that the power to make,
                                                            alter or repeal the bylaws and
                                                            to adopt any new by law, except
                                                            a by law classifying directors
                                                            for election for staggered
                                                            terms, is vested in the board.

CAPITALIZATION

AUTHORIZED STOCK          Common Stock: 250 million         Common stock: 1.1 billion
                          shares; preferred stock: 10       shares; preferred stock:
                          million shares.                   10,000,000 shares, of which
                                                            500,000 have been designated
                                                            Series One Junior Participating
                                                            Preferred Stock.

PREFERRED STOCK           The board is authorized to issue  The board is authorized to issue
                          preferred stock from time to      preferred stock from time to
                          time in one or more series, with  time in one or more series, with
                          terms to be fixed by the board.   terms to be fixed by the board.

RIGHTS PLANS              Sterling Software has a rights    Computer Associates has a rights
                          agreement dated as of December    agreement dated as of June 18,
                          18, 1996 and amended on March     1991 and amended on May 17,
                          12, 1998 and February 14, 2000.   1995. Generally, the rights
                          The rights agreement is           agreement is triggered by (i)
                          triggered by, among other         the acquisition of a third party
                          things, acquisition by a third    of 20% or more of Computer
                          party of 15% or more of Sterling  Associates' total outstanding
                          Software's total outstanding      common stock, (ii) the
                          common stock. The board may       determination by the board of
                          redeem rights issued under the    directors and a majority of the
                          rights plan at any time. The      disinterested directors that a
                          rights plan has been amended to   15% stockholder is an "Adverse
                          exempt the transactions           Person" (one who is seeking
                          contemplated by the merger        short-term financial gain or
                          agreement and the tender          whose ownership block is likely
                          agreement.                        to have a material adverse
                                                            effect on Computer Associates'
                                                            business), (iii) any
                                                            reclassification of securities
                                                            or recapitalization of Computer
                                                            Associates' securities which has
                                                            the effect of increasing by 1%
                                                            or more the proportionate share
                                                            of the stock of Computer
                                                            Associates held by an acquiring
                                                            third party or an Adverse
                                                            Person, or (iv) the occurrence
                                                            of self-dealing transactions by
                                                            an acquiring third party or an
                                                            Adverse Person. Under certain
                                                            circumstances, the board may
                                                            redeem the rights issued under
                                                            the rights plan.

                                 STERLING SOFTWARE                COMPUTER ASSOCIATES
                          --------------------------------  --------------------------------
SHARE REPURCHASES         Under the Delaware General        Under the Delaware General
                          Corporation Law, Sterling         Corporation Law, Computer
                          Software may generally            Associates may generally
                          repurchase its own shares unless  repurchase its own shares unless
                          its capital is impaired or such   its capital is impaired or such
                          repurchase would cause any        repurchase would cause any
                          impairment of Sterling            impairment of Computer
                          Software's capital.               Associates' capital.

EXCULPATION AND           Sterling Software's certificate   Computer Associates' certificate
INDEMNIFICATION OF        of incorporation provides that    of incorporation provides that
DIRECTORS, OFFICERS AND   to the fullest extent permitted   no director will be personally
EMPLOYEES                 by the Delaware General           liable for monetary damages for
                          Corporation Law no director of    any breach of fiduciary duty,
                          the corporation will be liable    except for a breach of the
                          to the corporation or its         director's duty of loyalty to
                          stockholders for monetary         the corporation or its
                          damages for breach of fiduciary   stockholders, any acts or
                          duty as a director.               omissions not in good faith or
                          Sterling Software's bylaws        which involve intentional
                          provide that Sterling Software    misconduct or a knowing
                          will indemnify its directors and  violation of the law, a
                          officers to the fullest extent    violation of a Delaware General
                          permitted by the Delaware         Corporation Law provision
                          General Corporation Law, and may  relating to the unlawful payment
                          if and to the extent authorized   of dividends or unlawful stock
                          by the board of directors so      purchase or redemption, or in
                          indemnify any other person whom   connection with any transaction
                          the board has the power to        from which the director derived
                          indemnify against any liability,  an improper personal benefit.
                          expense or other matter.          Computer Associates' bylaws
                                                            provide that the corporation
                                                            will indemnify any director or
                                                            officer to the fullest extent
                                                            permitted by law if such
                                                            director or officer is involved
                                                            in litigation or other legal
                                                            action by reason of the fact
                                                            that he is or was a director or
                                                            officer.

SUMMARY OF CERTAIN STATUTORY PROVISIONS

    APPRAISAL RIGHTS

    Under Delaware law, appraisal rights, or rights of a stockholder to receive the fair value of his stock in connection with a merger or consolidation, may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available under the Delaware General Corporation Law when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger or consolidation. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

    - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

    - held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger or consolidation to accept anything other than:

      -- shares of the surviving corporation,

      -- shares of stock that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities
         Dealers, Inc. or held of record by more than 2,000 stockholders,

      -- cash in lieu of fractional shares, or

      -- any combination of the foregoing.

    Stockholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing the appraisal rights in any merger or consolidation in which the corporation is a constituent corporation. Neither Computer Associates' nor Sterling Software's charter contains a provision enlarging such appraisal rights.

    In addition, appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporate charter. Neither Computer Associates' nor Sterling Software's charter grants such rights.

    CERTAIN BUSINESS COMBINATIONS

    Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

    Section 203 of the Delaware General Corporation Law limits specified business combinations of Delaware corporations with interested stockholders. Under the Delaware General Corporation Law, if a person acquires beneficial ownership of 15% or more of the stock of a Delaware corporation, thereby becoming an interested stockholder, that person generally may not engage in specified transactions with the corporation for a period of three years following the time that such stockholder became an interested stockholder unless:

    - the corporation's board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder,

    - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers and certain employee stock ownership plans, or

    - at or subsequent to such time, the transaction is approved by the board of directors and at an annual or special meeting by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Sterling Software has represented to us in the merger agreement that all actions necessary to ensure that Section 203 of the Delaware General Corporation Law does not apply to us in connection with the offer, the merger and the other transactions contemplated by the merger agreement and the tender agreement have been taken.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy and anticipated benefits of our proposed business combination and plans and objectives of management for future operations of Computer Associates and Sterling Software. Forward-looking statements can be found, among other places, under "Summary," "The Proposed Combination," "Background of the Offer" and "Unaudited Pro Forma Condensed Combined Financial Information." Generally, the words "will," "may," "should," "continue," "believes," "expects," "anticipates" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

    Statements regarding the expected benefits of our proposed business combination with Sterling Software are based on expectations that Computer Associates believes are reasonable, but we can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to differ materially include, among others:

    - risks, uncertainties and assumptions relating to global economic conditions

    - market acceptance of competing technologies

    - the availability and cost of new computer software products

    - our ability to maintain or increase market share in our core business while expanding our product base into other markets

    - increasing dependency on large dollar enterprise transactions with individual clients

    - our ability to maintain existing relationships with customers

    - our ability to recruit and retain qualified personnel

    - the strength of our distribution channels

    - our ability to effectively manage fixed and variable expense growth relative to revenue growth

    - possible disruptions resulting from organizational changes

    - our ability to effectively integrate acquired products and operations, including those of Sterling Software and

    - increasing dependency on lower profit margin businesses, such as professional services.

    These and other risk factors are discussed in more detail in this prospectus. See "Risk Factors" beginning on page 23. Many such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements made in connection with the offer are not, and have not been, protected under the "safe harbor" for forward-looking statements provided by the Securities Litigation Reform Act of 1995.

                                 LEGAL MATTERS

    The legality of Computer Associates common stock offered by this prospectus will be passed upon by Steven M. Woghin, Senior Vice President and General Counsel of Computer Associates. Mr. Woghin is paid a salary by Computer Associates, is a participant in various employee benefit plans offered to employees of Computer Associates generally and owns and has options to purchase shares of Computer Associates common stock.

    Covington & Burling, New York, New York, acted as counsel to Computer Associates in connection with the merger agreement.

                                    EXPERTS

    The consolidated financial statements of Computer Associates International, Inc. appearing in Computer Associates International, Inc.'s Annual Report
(Form 10-K) for the year ended March 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Sterling Software, Inc. appearing in Sterling Software's Annual Report (Form 10-K) for the year ended September 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Platinum as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein by reference in reliance on the reports of KPMG LLP, Arthur Andersen LLP, Ernst & Young LLP and Luboshitz, Kasierer & Co., independent certified public accounts, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

                                                                         ANNEX A

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              COMPUTER ASSOCIATES

    The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Computer Associates are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Computer Associates and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America, except for Willem F.P. de Vogel and Roel Pieper who are citizens of The Netherlands. Unless otherwise indicated below, the business address of each person is c/o Computer Associates, One Computer Associates Plaza, Islandia, New York 11749-7000.

           DIRECTORS (INCLUDING EXECUTIVE OFFICERS WHO ARE DIRECTORS)

               NAME AND                                        PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE            EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  --------   -----------------------------------------------------
Russell M. Artzt.......................     53      Director of Computer Associates since 1980. Executive
                                                    Vice President-Research and Development since April
                                                    1987 and the Senior Development Officer since 1976.

Alfonse M. D'Amato.....................     61      Director of Computer Associates since 1999, Partner
  Park Strategies LLC                               in Park Strategies LLC, a business consulting firm,
  101 Park Avenue, Suite 2507                       since January 1999. United States Senator from
  New York, New York 10178                          January 1981 until January 1999. During his tenure,
                                                    he served as Chairman of the Senate Committee on
                                                    Banking, Housing and Urban Affairs, and Chairman of
                                                    the Commission on Security and Cooperation in Europe.
                                                    He is also a director of Avis Rent-A-Car, Inc., and
                                                    NRT Incorporated.

Willem F.P. de Vogel...................     49      Director of Computer Associates since 1991. President
  Three Cities Research, Inc.                       of Three Cities Research, Inc., a private investment
  650 Madison Avenue, 24th Floor                    management firm in New York City, since 1981. From
  New York, New York 10022                          August 1981 to August 1990, Mr. de Vogel served as a
                                                    director of Computer Associates. He is also a
                                                    director of Morton Industrial Group.

Irving Goldstein.......................     61      Director of Computer Associates since 1990. Former
                                                    Director General and Chief Executive Officer of
                                                    INTELSAT, an international satellite
                                                    telecommunications company from February 1992 to
                                                    October 1998. He was Chairman and Chief Executive
                                                    Officer of COMSAT (formerly known as Communications
                                                    Satellite Corporation) from October 1985 to February
                                                    1992 and President from May 1983 to October 1985, and
                                                    was a director from May 1983 to February 1992.

Richard A. Grasso......................     53      Director of Computer Associates since January 1994.
  New York Stock Exchange                           Chairman and Chief Executive Officer of the New York
  11 Wall Street                                    Stock Exchange since June 1995. He was Executive Vice
  New York, New York 10005                          Chairman of the New York Stock Exchange from 1991 to
                                                    1995 and President and Chief Operating Officer of the
                                                    New York Stock Exchange from 1988 to 1995.

               NAME AND                                        PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE            EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  --------   -----------------------------------------------------
Shirley Strum Kenny....................     65      Director of Computer Associates since July 1994.
  President's Office                                President of State University of New York at Stony
  State University of                               Brook since 1994. She was President of Queens College
  New York at Stony Brook                           of the City University of New York from 1989 to 1994.
  Stony Brook, New York 11794                       She is also a director of Toys "R" Us, Inc.

Sanjay Kumar...........................     37      Director of Computer Associates since January 1994.
                                                    President and Chief Operating Officer since January
                                                    1994. He was Senior Vice President Planning from
                                                    April 1989 to December 1992 and Executive Vice
                                                    President Operations from January 1993 to December
                                                    1993.

Roel Pieper............................     44      Director of Computer Associates since March 1999.
                                                    Executive Vice President of Royal Philips
                                                    Electronics, an electronics company, from 1998 until
                                                    May 1999. From 1997 to 1998, he was Senior Vice
                                                    President, Worldwide Sales and Marketing, of Compaq
                                                    Computer Corporation. He was President and Chief
                                                    Executive Officer of Tandem Computers from 1996 until
                                                    its merger with Compaq Computer Corporation in 1997.
                                                    From 1993 to 1996, he was President and Chief
                                                    Executive Officer of AT&T's Unix System Laboratories.

Charles B. Wang........................     55      Director of Computer Associates since 1976. Chief
                                                    Executive Officer since 1976 and Chairman of the
                                                    Board since April 1980. He is also a director of
                                                    Symbol Technologies, Inc.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

               NAME AND                                        PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                AGE            EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  --------   -----------------------------------------------------
Michael A. McElroy.....................     55      Vice President and Secretary. He was elected
                                                    Secretary effective January 1997 and has been a Vice
                                                    President since 1989.

Lisa Savino............................     34      Vice President and Treasurer since November 1997. She
                                                    was Vice President and Assistant Treasurer April 1996
                                                    to November 1997. She was Assistant Vice President
                                                    and Assistant Treasurer from April 1995 to April
                                                    1996. From 1990 to March 1995, she held various
                                                    positions at Computer Associates.

Ira H. Zar.............................     38      Senior Vice President Finance and Chief Financial
                                                    Officer since July 1998. He was Senior Vice President
                                                    Finance of Computer Associates since November 1997.
                                                    He was Senior Vice President and Treasurer of
                                                    Computer Associates from April 1994 to October 1997
                                                    and Vice President Finance from April 1990 to April
                                                    1994.

            DIRECTORS AND OFFICERS OF SILVERSMITH ACQUISITION CORP.

    The present directors and officers of Silversmith Acquisition Corp. are set forth below, along with their respective positions with Silversmith Acquisition Corp.

NAME                                       AGE                 POSITION WITH MERGER SUBSIDIARY
----                                     --------   -----------------------------------------------------
Michael A. McElroy.....................     55      Director, Vice President and Assistant Secretary of
                                                    Silversmith Acquisition Corp. since its incorporation
                                                    on February 11, 2000.

Steven M. Woghin.......................     53      Director, Vice President, Secretary and Treasurer of
                                                    Silversmith Acquisition Corp. since its incorporation
                                                    on February 11, 2000. Senior Vice President and
                                                    General Counsel of Computer Associates since April
                                                    1995. He was Vice President, Legal of Computer
                                                    Associates from April 1992 to March 1995.

Ira H. Zar.............................     38      Director, President and Assistant Treasurer of
                                                    Silversmith Acquisition Corp. since its incorporation
                                                    on February 11, 2000.

    None of the executive officers and directors of Computer Associates or Silversmith Acquisition Corp. currently is a director of, or holds any position with, Sterling Software or any of its subsidiaries. We believe that none of our directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of Sterling Software. We believe no such person has been involved in any transaction with Sterling Software or any of Sterling Software's directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

    The letter of transmittal, certificates for Sterling Software shares and any other required documents should be sent or delivered by each Sterling Software stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                        The Depositary for the offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY MAIL:                   BY HAND DELIVERY:           BY OVERNIGHT DELIVERY:
  Reorganization Department      Reorganization Department      Reorganization Department
         PO Box 3301             120 Broadway, 13th Floor          85 Challenger Road
 South Hackensack, NJ 07606         New York, NY 10271            Mail Drop-Reorg Dept.
                                                                Ridgefield Park, NJ 07660

                                BY FACSIMILE TRANSMISSION:
                                (for Eligible Institutions
                                           only)
                                    Fax: (201) 296-4293
                                   Confirm by Telephone:
                                      (201) 296-4860

    Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

               The Information Agent for the offer and the merger is:
                                     [LOGO]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL FREE (800) 322-2885